UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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LPL Financial Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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75 State Street, Boston, MA 02109-1827

March 27, 2013

Dear Fellow Stockholders:

        It is my pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of LPL Financial Holdings Inc. The meeting will be held on Wednesday, May 8, 2013, at 4:00 p.m., local time, at the offices of LPL Financial, 75 State Street, Boston, Massachusetts 02109. Holders of record of our common stock as of March 15, 2013, are entitled to notice of and to vote at the 2013 Annual Meeting.
        The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.
        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to you on or about March 27, 2013.

         YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

        You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
        We ask you to RSVP if you intend to attend the annual meeting. Please refer to page 1 of the accompanying proxy statement for further information concerning attendance at the annual meeting.

        On behalf of the Board of Directors, I thank you for your continued support of LPL Financial Holdings Inc.

Sincerely,

Mark S. Casady Chairman and CEO

LPL FINANCIAL HOLDINGS INC.
75 State Street
Boston, Massachusetts 02109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of LPL Financial Holdings Inc. ("Annual Meeting") will be held on Wednesday, May 8, 2013, at 4:00 p.m., local time, at the offices of LPL Financial, 75 State Street, Boston, Massachusetts 02109.
        The purpose of the meeting is to:
1.    Elect nine directors to the Board of Directors of LPL Financial Holdings Inc. or, subject to the approval of Proposal Two, elect ten directors to the Board of Directors of LPL Financial Holdings Inc.;
2.    Approve an increase of the size of the Board of Directors of LPL Financial Holdings Inc. from nine seats to 11 seats;
3.    Ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
4.     Approve the LPL Financial Holdings Inc. 2012 Employee Stock Purchase Plan; and
5.    Consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.
        Stockholders of record at the close of business on March 15, 2013 will be entitled to vote at this Annual Meeting and any postponements or adjournments thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.
        Everyone attending the 2013 Annual Meeting of Stockholders will be required to present both proof of ownership of LPL Financial Holdings Inc. common stock and valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker, or other holder of record, you will need a recent brokerage statement or letter from a bank reflecting stock ownership as of the record date. If you do not have both proof of ownership of LPL Financial Holdings Inc. common stock and valid picture identification, you may not be admitted to the Annual Meeting.
        Cameras and electronic recording devices are not permitted at the Annual Meeting.
        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET OR TELEPHONE AS DESCRIBED HEREIN OR BY SIGNING AND RETURNING A PROXY CARD, IF YOU REQUESTED PRINTED COPIES OF THESE MATERIALS.

By Order of the Board of Directors,

Stephanie L. Brown Secretary
Boston, Massachusetts
March 27, 2013

         IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2013:

         THIS PROXY STATEMENT AND LPL FINANCIAL HOLDINGS INC.'S 2012 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH YOU HAVE RECEIVED FROM COMPUTERSHARE SHAREOWNER SERVICES.

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1: ELECTION OF DIRECTORS	4
PROPOSAL 2: APPROVAL OF INCREASE IN BOARD SIZE	9
INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE	10
BOARD OF DIRECTOR COMPENSATION	14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
COMPENSATION DISCUSSION AND ANALYSIS	16
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS	27
COMPENSATION OF NAMED EXECUTIVE OFFICERS	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	42
PROPOSAL 4: APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN	43
STOCKHOLDER PROPOSALS AND OTHER MATTERS	45
OTHER INFORMATION	46

LPL FINANCIAL HOLDINGS INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Introduction
This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value ("Common Stock"), of LPL Financial Holdings Inc., a Delaware corporation (the "Company") in connection with the solicitation of proxies on behalf of our Board of Directors (the "Board" or the "Board of Directors") for use at the 2013 Annual Meeting of Stockholders (the "Annual Meeting") and any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, May 8, 2013, at the offices of LPL Financial, 75 State Street, Boston, Massachusetts 02109 at 4:00 p.m., local time. Stockholders who wish to attend the Annual Meeting in person must follow the instructions under the section below entitled "Attending the Annual Meeting."
The Board has made this proxy statement and the Company's 2012 Annual Report on Form 10-K (the "annual report") available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board's solicitation of proxies for use at the Annual Meeting. As a stockholder of the Company as of March 15, 2013 (the "record date"), you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.
Record Date, Shares Outstanding, and Quorum
On the record date, there were 106,441,277 outstanding shares of Common Stock. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our corporate secretary, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from April 24, 2013 up to the time of the Annual Meeting.
The presence in person or by proxy of a majority of shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients' proxies only on routine matters. At our Annual Meeting, only the ratification of our auditors is a routine matter. Each share of Common Stock is entitled to one vote.
Notice of Electronic Availability of Proxy Statement and Annual Report
As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about March 27, 2013, a Notice of Internet Availability of Proxy Materials (the "Notice") was mailed to stockholders of record at the close of business on the record date. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each record holder of Common Stock. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.
Attending the Annual Meeting
We invite all stockholders to attend the Annual Meeting. If you are a record holder of our Common Stock, which means that your shares are represented by ledger entries in your own name directly registered with our transfer agent, Computershare Shareowner Services, you must bring valid picture identification with you to the Annual Meeting to allow us to verify your ownership. If your Common Stock is held in "street name," which means that the shares are held for your benefit in the name of a broker, bank, or other intermediary, you must bring a brokerage account statement or letter from your broker, bank, or other intermediary reflecting stock ownership in order to be admitted to the Annual Meeting. Please note that if you hold your Common Stock in street name, you may not vote your shares in person unless you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.
If you do not have both proof of ownership of Common Stock and valid picture identification, you may not be admitted to the Annual Meeting.

        If you plan to attend the Annual Meeting, please be sure to RSVP via email to lplfinancialannualmeeting@lpl.com. Please include your name, phone number, and email address in your response. A confirmation, including driving directions and additional meeting information, will be emailed to registered participants.
Items of Business to be Voted upon at Annual Meeting
The items of business scheduled to be voted on at the Annual Meeting are:

•
To elect nine directors to the Board of Directors of LPL Financial Holdings Inc. or, subject to the approval of Proposal Two, to elect ten directors to the Board of Directors of LPL Financial Holdings Inc.;

•	To approve an increase of the size of the Board of Directors of LPL Financial Holdings Inc. from nine seats to 11 seats;

•	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	To approve the LPL Financial Holdings Inc. 2012 Employee Stock Purchase Plan; and

•	To consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.
Manner of Voting
If you are a record holder of our Common Stock, you may vote in one of the following ways:

•	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 7, 2013.

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on May 7, 2013.

•
By Mail:  by marking, dating, and signing your printed proxy card (if received by mail) in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

•
In Person:  by voting your shares in person at the Annual Meeting (if you satisfy the admission requirements, as described above). Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

If you are a beneficial owner of our Common Stock, you can vote in the following way:

•
If your shares are held in street name through a broker, bank, or other intermediary, your broker, bank, or other intermediary should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as instructed by your broker, bank, or other intermediary. You may also vote in person if you obtain a legal proxy from your broker, giving you the right to vote the shares at the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election as directors of the nominees named in this proxy statement; "FOR" the approval of the increase in the size of our Board from nine to 11 seats; "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and "FOR" the approval of our 2012 Employee Stock Purchase Plan.
Our management and Board of Directors know of no other matters to be brought before the Annual Meeting. If other matters are properly presented to the stockholders for action at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.
Voting Requirements
Proposal One—Election of Directors
Directors are elected by a plurality of the votes cast. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

Proposal Two—Approval of Increase in Board Size
The proposal to approve an increase in the size of the Board requires the affirmative vote on the matter of 60% of our outstanding shares of Common Stock. A vote to abstain or a broker non-vote will have the same effect as a vote against the proposal.
Proposal Three—Ratification of Appointment of Deloitte & Touche LLP
The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares cast on the matter affirmatively or negatively in person or by proxy at the Annual Meeting. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.
Proposal Four—Approval of LPL Financial Holdings Inc. 2012 Employee Stock Purchase Plan
The proposal to approve the LPL Financial Holdings Inc. 2012 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares cast on the matter affirmatively or negatively in person or by proxy at the Annual Meeting. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the proposal.
Revocation of Proxies
If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised in one of the following ways: by attending the Annual Meeting and voting in person, by submitting a duly executed proxy bearing a later date, or by sending written notice of revocation to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, MA 02109. A stockholder of record who voted by the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.
Solicitation of Proxies
The Board of Directors of LPL Financial Holdings Inc. is soliciting proxies. We have hired Computershare Shareholder Services to assist in the solicitation of proxies at a cost of approximately $15,000 plus out-of-pocket expenses. We will bear the entire cost of proxy solicitation. Stockholders who elect to vote over the Internet or telephone may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 7, 2013.
Householding
Only one copy of the Notice is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the Notice was delivered. You may make a written or oral request by sending a written notification to our corporate secretary at LPL Financial Holdings Inc., 75 State Street, Boston, Massachusetts 02109, or by calling our offices at (617) 423-3644, extension 0, and providing your name, your shared address, and the address to which we should direct the additional copy of the Notice. Multiple stockholders sharing an address who have received one copy of the Notice and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the Notice and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.
Access to Corporate Documents
Stockholders may receive a copy of our 2012 Annual Report on Form 10-K or copies of our Audit Committee Charter, Compensation and Human Resources Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct free of charge by writing to us at the following address:
LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109
Attn: Investor Relations

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight independent directors and one affiliated director. Our independent directors have nominated each of the current nine directors to stand for re-election and, subject to stockholder approval of Proposal Two, has nominated one new director for election, all to hold office until the Annual Meeting of Stockholders in 2014 and until their respective successors shall have been elected. The nominees who currently serve as directors are as follows: Richard W. Boyce; John J. Brennan; Mark S. Casady; Jeffrey A. Goldstein; James S. Putnam; James S. Riepe; Richard P. Schifter; Jeffrey E. Stiefler; and Allen R. Thorpe. Anne M. Mulcahy is a nominee who does not currently serve as a director. If stockholders approve Proposal Two and if all nominees are elected, our Board will consist of 10 directors. If Proposal Two is not approved by stockholders, our Board will continue to consist of nine directors, and Ms. Mulcahy's nomination and election will be disregarded.
Nominations to our Board of Directors are governed by our bylaws and our Stockholders Agreement, dated November 23, 2010 ("Stockholders Agreement"), by and among the Company, Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, L.P., TPG Partners IV, L.P. and the other signatories party thereto. Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. shall together be referred to as "H&F." TPG Partners IV, L.P. shall be referred to (collectively with its affiliates) as "TPG." TPG and H&F shall be collectively referred to as the "Sponsors."
The Stockholders Agreement provided that concurrent with its effectiveness at the closing of our initial public offering, the Company and the Sponsors would cause our Board of Directors to initially consist of nine directors, including the following: (i) two individuals designated by H&F, (ii) two individuals designated by TPG, (iii) Mark Casady, (iv) James Putnam, and (v) three independent directors who meet the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
The Stockholders Agreement further provides that so long as certain ownership thresholds have been maintained by the Sponsors, the stockholders who are party to the Stockholders Agreement shall vote to cause the Board of Directors to consist at least of (i) two individuals designated by H&F and (ii) two individuals designated by TPG.
Our certificate of incorporation provides that immediately after the date on which the Sponsors cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock, the Board shall be divided into three classes with staggered three-year terms. In any such event, our Board would determine the class composition in its discretion.
Each of our nominees to the Board of Directors has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment, but in no event will proxies be voted for more than ten nominees for director. We know of no reason why the nominees would not be able to serve if elected.
Director Qualifications and Experience
We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company's current and evolving business circumstances. The Company seeks directors with established records of significant accomplishment in business and areas relevant to our strategies. We seek individuals with integrity, independence of thought and judgment, energy, forthrightness, analytical skills, and a commitment to the Company and the interests of all stockholders. We believe that all of our director nominees possess these characteristics.
Although we do not have a formal policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Board believes that the current composition of the Board reflects a group of highly talented individuals with diverse skills, backgrounds, and professional and industry experience. We believe that the addition of Ms. Mulcahy to our Board would further contribute to this diversity.
Policy with Respect to the Consideration of Director Candidates Recommended or Nominated by Stockholders
Our Nominating and Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice and certain information about the recommending stockholder and the nominee to the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices (i) no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day, prior to the anniversary date of the prior year's annual meeting; or (ii) if there was no annual meeting in the prior year or if the date of the current year's annual meeting is more than 30 days before or after the anniversary date of the prior year's annual meeting, on or before 10 days after the day on which the date of the current year's annual meeting is first disclosed in a public announcement. Submissions must be in writing and addressed to the Nominating and Governance Committee, care of the Company's corporate secretary. Electronic submissions will not be considered.
Board of Director Nominees
The name, age, and a description of the business experience, principal occupation, and past employment and directorships of each of the nominees during the last five years are set forth below. In addition, we have summarized the particular experience, qualifications, attributes, and/or skills that led the Board of Directors, including our Nominating and Governance Committee, to determine that each nominee should serve as a director.
Mark S. Casady—Chief Executive Officer, Director and Chairman of the Board Since 2005
Mr. Casady, 52, is chairman of the Board of Directors and our chief executive officer. He joined us in May 2002 as chief operating officer and also served as our president from April 2003 to December 2005. He became our chief executive officer and chairman in December 2005. Before joining our firm, Mr. Casady was managing director, mutual fund group for Deutsche Asset Management, Americas—formerly Scudder Investments ("Scudder"). He joined Scudder in 1994 and held roles as managing director, Americas; head of global mutual fund group, and head of defined contribution services. He was also a member of the Scudder, Stevens and Clark Board of Directors and Management Committee. He is a member of the Financial Services Roundtable board of directors, and serves on the Financial Industry Regulatory Authority, Inc. ("FINRA") board of governors. Mr. Casady received his B.S. from Indiana University and his M.B.A. from DePaul University.
Mr. Casady's pertinent experience, qualifications, attributes, and skills include his:

•
unique perspective and insights into our operations as our current chairman and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges;

•	operating, business, and management experience as chief executive officer; and

•	expertise in the financial industry, underscored by his experience as a current member of the board of governors of FINRA and a former member of the board of the Insured Retirement Institute.
Richard W. Boyce, Director Since 2009
Mr. Boyce, 58, is a TPG partner. TPG is a leading global private investment firm founded in 1992 with $54.5 billion of assets under management as of September 30, 2012. He founded and leads TPG's Operating Group, which drives performance improvement across all TPG companies. In his first role with TPG, he served as chief executive officer of J. Crew Group, Inc., from 1997 to 1999, and as a board member from 1997 to 2006. He became chairman of Burger King Corporation in 2002 and served on that board through 2010. Prior to joining TPG , Mr. Boyce was employed by PepsiCo, Inc. from 1992 to 1997, most recently as senior vice president of operations for Pepsi-Cola North America. He has previously served on the board of directors of several other TPG Capital companies, including Del Monte Foods, ON Semiconductor, Gate Gourmet, and Direct General Corporation. He currently serves on the Wake Forest University School of Business Board of Visitors, and is a member of the Board of Overseers of the Hoover Institution at Stanford. Mr. Boyce received a B.S.E. from Princeton University and received his M.B.A. from the Stanford Graduate School of Business.
Mr. Boyce's pertinent experience, qualifications, attributes, and skills include his:

•
high level of financial, operating and management experience, gained through his roles as chief executive officer of J. Crew Group, Inc. and chairman of the board of directors of Burger King Corporation;

•	high level of financial literacy gained through his investment experience as a TPG partner; and

•	knowledge and experience gained through service on the boards of other public companies.
John J. Brennan, Director Since 2010
Mr. Brennan, 58, is chairman emeritus and senior advisor of The Vanguard Group, Inc. ("Vanguard"), a global investment management company. Mr. Brennan joined Vanguard in July 1982. He was elected president in 1989 and served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is a member of the board of directors of General Electric Company, The Hanover Insurance Group, Inc. and Guardian Life Insurance Company of America; trustee and past chairman of the Financial Accounting Foundation; lead governor of FINRA's board of governors; a director of the United Way of Greater Philadelphia and Southern New Jersey; and a trustee of the University of Notre Dame. He graduated from Dartmouth College and received his M.B.A. from the Harvard Business School. He has received honorary degrees from Curry College and Drexel University.
Mr. Brennan's pertinent experience, qualifications, attributes, and skills include his:

•
high level of financial literacy and operating and management experience, gained through his roles as chief executive officer and chairman of the board of directors of The Vanguard Group, Inc. as well as through his service with the Financial Accounting Foundation; and

•	expertise in the financial industry, underscored by his current role as lead governor of the board of governors of FINRA.
Jeffrey A. Goldstein, Director Since 2012
Mr. Goldstein, 57, is a managing director of Hellman & Friedman LLC, a private equity investment firm, and co-leads Hellman & Friedman LLC's New York office. From 2009 to 2011, he served as Under Secretary for Domestic Finance and Counselor to the Secretary at the U.S. Department of the Treasury. He was a Managing Director at Hellman & Friedman from 2004 to 2009 and during this period, he was a member of our Board of Directors from 2005 to 2009. He was formerly a director of Arch Capital Group Ltd. and AlixPartners, LLP.  Before joining Hellman & Friedman, Mr. Goldstein was Managing Director, Chief Financial Officer and member of the Management Committee of the World Bank. Previously, he served as Co-Chairman of BT Wolfensohn and was a member of The Bankers Trust Company Management Committee. Mr. Goldstein also serves as a member of the Board of Trustees of Vassar College and a member of the advisory board of Grosvenor Capital Management Holdings, LLLP. Mr. Goldstein received his B.A. from Vassar College and his Ph.D., M.Phil., and M.A. in economics from Yale University. Mr. Goldstein also taught economics at Princeton University.
Mr. Goldstein's pertinent experience, qualifications, attributes, and skills include his:

•
high level of financial literacy gained through his service at the U.S. Department of the Treasury, his investment experience as a Managing Director at Hellman & Friedman, his experience at the World Bank, and his experience as a financial adviser to financial institutions and other corporations during his 15 years at BT Wolfensohn and related predecessor firms; and

•	knowledge and experience gained through service on the boards of other companies, including those in the financial services sector.
Anne M. Mulcahy
Ms. Mulcahy, 60, is chairman of the board of trustees of Save The Children Federation, Inc., a non-profit organization dedicated to creating lasting change in the lives of children throughout the world, a position she has held since March 2010. She previously served as chairman of the board of Xerox Corp., a document management company, from January 2002 to May 2010, and chief executive officer of Xerox from August 2001 to July 2009. She is a director of The Washington Post Company, Target, and Johnson & Johnson. From 2004 to 2009, Ms. Mulcahy also served as a director of Citigroup Inc.
Ms. Mulcahy's pertinent experience, qualifications, attributes, and skills include her:

•	extensive experience in all areas of business management as she led Xerox through a transformational turnaround; and

•
leadership roles in business trade associations and public policy activities, which will provide the Board of Directors with additional expertise in the areas of organizational effectiveness, financial management, and corporate governance.

James S. Putnam, Director Since 2005
Mr. Putnam, 58, has been chief executive officer of Global Portfolio Advisors ("GPA"), a global brokerage clearing services provider, since September 2004. He has served on the board of directors of GPA since 1998, and has been vice chairman since December 2005. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, attraction, retention, and management of LPL Financial advisors. He was also responsible for marketing and all product sales. Mr. Putnam began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam received a B.A. in Law Enforcement Administration from Western Illinois University.
Mr. Putnam's pertinent experience, qualifications, attributes, and skills include his:

•	unique historical perspective and insights into our operations as our former managing director of national sales;

•	operating, business, and management experience as the current chief executive officer at GPA; and

•	expertise in the financial industry and deep familiarity with our advisors.

James S. Riepe, Director Since 2008
Mr. Riepe, 69, is a senior advisor and retired vice chairman of the board of directors of T. Rowe Price Group, Inc. ("TRP"), a global investment management firm, where he worked for nearly 25 years. Previously, he served on TRP's management committee, oversaw TRP's mutual fund activities, and served as chairman of the T. Rowe Price Mutual Funds. He served as chairman of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of The NASDAQ OMX Group, Genworth Financial Inc., UTI Asset Management Company of India, and the Baltimore Equitable Society. He also served as chairman of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.
Mr. Riepe's pertinent experience, qualifications, attributes, and skills include his:

•
high level of financial literacy and operating and management experience, gained through his executive management positions and role as vice chairman of the board of directors of T. Rowe Price Group, Inc.;

•
expertise in the financial industry, underscored by his 35 years of experience in investment management and his prior roles as a member of the board of governors of FINRA and as chairman of the board of governors of the Investment Company Institute; and

•	knowledge and experience gained through service on the board of other public companies.
Richard P. Schifter, Director Since 2005
Mr. Schifter, 60, has been a TPG partner since 1994. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the board of directors of American Beacon Advisors, Inc., Direct General Corporation, EverBank Financial Corp., ProSight Specialty Insurance Holdings, Inc., and Republic Airways and on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Mr. Schifter received a B.A. from George Washington University and graduated from the University of Pennsylvania Law School.
Mr. Schifter's pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy gained through his investment experience as a TPG partner;

•	experience on other company boards and board committees; and

•	nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.
Jeffrey E. Stiefler, Director Since 2006
Mr. Stiefler, 66, serves as a venture partner for Emergence Capital Partners, a venture capital firm. He also serves as chairman of Vantiv, Touch Commerce, and Logic Source, as a director of Verifone and Taleo, and as lead director of Square Trade. Previously, he was chairman, CEO and president of Digital Insight from 2003 through 2007. From 1995 to 2003, Mr. Stiefler served as an advisor to two private equity firms, McCown DeLeeuw and Company and North Castle Partners. He also served as vice-chairman of Walker Digital Corporation and was a director of Education Lending Group. Prior to 1995, Mr. Stiefler was president and a director of American Express Company and president and chief executive officer of IDS Financial Services Corporation (which became American Express Financial Advisors and then Ameriprise). Previously, he held leadership positions with Citicorp and Boise Cascade Corporation. Mr. Stiefler served as director or trustee of a number of philanthropic institutions, including The Salk Institute, Minnesota Business Partnership, Minneapolis Symphony, and Carlson School of Management. He received his B.A. from Williams College and M.B.A. from the Harvard Business School.
Mr. Stiefler's pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy and operating and management experience, gained through his roles as chief executive officer, advisor, and director of various corporations; and

•
expertise in the financial industry, underscored by his experience as president and director of American Express Company and president and chief executive officer of IDS Financial Services Corporation.

Allen R. Thorpe, Director Since 2005
Mr. Thorpe, 42, is a managing director of Hellman & Friedman LLC, a private equity investment firm, and co-leads Hellman & Friedman LLC's New York office. His primary areas of focus are financial services and healthcare. He is a director of Artisan Partners Asset Management Inc., Pharmaceutical Product Development, Inc., Emdeon Inc., and Sheridan Holdings, Inc., and is a member of the advisory board of Grosvenor Capital Management Holdings, LLLP. He was formerly a director of portfolio companies Gartmore Investment Management Limited, Mitchell International, Mondrian Holdings Ltd., Vertafore Inc., and Activant Solutions, Inc. Prior to joining Hellman & Friedman LLC in 1999, Mr. Thorpe was a vice president with Pacific Equity Partners and a manager at Bain & Company. Mr. Thorpe graduated from Stanford University and earned an M.B.A. from the Harvard Business School where he was a Baker Scholar.
Mr. Thorpe's pertinent experience, qualifications, attributes, and skills include his:

•	high level of financial literacy gained through his investment experience as a managing director at Hellman & Friedman LLC; and

•	knowledge and experience gained through service on the boards of other public companies including those in the financial services sector.
In the vote on the election of the director nominees, stockholders may:

•	Vote FOR all nominees;

•	WITHHOLD votes for all nominees; or

•	WITHHOLD votes as to specific nominees.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES AS A DIRECTOR.

PROPOSAL 2: APPROVAL OF INCREASE IN BOARD SIZE
The Board of Directors regularly reviews the Company's corporate governance policies and procedures. Through this review, the Board determined that it would be in the best interest of the Company and its stockholders to increase the size of our Board of Directors from nine (9) members to eleven (11) members, with such precise number of directors to be fixed exclusively pursuant to a resolution of the Board adopted from time to time. If stockholders approve this proposal and if all director nominees are elected, our Board will consist of 10 directors. At this time, the Board does not have definitive plans to appoint an eleventh director, but this increase would give the Board flexibility to add one additional director in the future without the need for a special meeting of stockholders. Under our certificate of incorporation, until the Sponsors cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock, the number of directors may not be increased without, in addition to any vote otherwise required by law, the affirmative vote or written consent of at least 60% of the outstanding shares of Common Stock. By increasing the size of the Board to 11, our Board would have the flexibility to add one additional director without the delay and expense associated with convening a special meeting of stockholders. We believe that this flexibility is desirable to enable us to move quickly to secure the service of a qualified director candidate that may become known to us in the future, as a result of an active search that we may subsequently initiate or otherwise.
The Board recommends stockholder approval of this increase in Board size pursuant to Article V(a) of the Company's Amended and Restated Certificate of Incorporation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE
During 2012, the Board of Directors held 17 meetings, of which 13 were held by conference call. Except for Mr. Boyce, each of our current directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during 2012 and (ii) the total number of meetings held by all committees of the Board on which the director served during 2012.
Our Corporate Governance Guidelines provide that each director who is nominated for election is expected to attend the Annual Meeting. It is our expectation that each of our directors will be in attendance.
Corporate Governance, Committee Charters, and Code of Conduct
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted a set of Corporate Governance Guidelines to set clear parameters for the operation of our Board functions. Our Board of Directors has also adopted charters for its audit committee, nominating and governance committee, and compensation and human resources committee. We have adopted a Code of Conduct that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Copies of our committee charters, our Corporate Governance Guidelines, and our Code of Conduct are available, free of charge, by writing to us at the following address:
LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109
Our committee charters, our Corporate Governance Guidelines, and our Code of Conduct are also available on our website at www.lpl.com. If we make substantive amendments to, or grant waivers from, the Code of Conduct for certain of our executive officers, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Director Independence
The listing standards of The NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company's audit, compensation and human resources and nominating and governance committees be independent, and that audit committee members also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In addition to complying with all of the independence criteria set forth in Rule 10A-3 under the Exchange Act, Rule 5605(a)(2) of the listing rules of The NASDAQ Global Select Market further provide that a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
After its evaluation of director independence, the Board of Directors has affirmatively determined that Messrs. Boyce, Brennan, Goldstein, Putnam, Riepe, Schifter, Stiefler and Thorpe are independent directors under the applicable rules of The NASDAQ Global Select Market. Messrs. Riepe, Stiefler and Brennan are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In accordance with listing standards of The NASDAQ Global Select Market, a majority of our directors are independent.
The Board of Directors has also affirmatively determined that Ms. Mulcahy is independent under the applicable rules of The NASDAQ Global Select Market. Assuming her election to the Board by stockholders, Ms. Mulcahy would also be an independent director as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.
Board Composition and Leadership Structure of the Board of Directors
Our business and affairs are managed under the direction of the Board of Directors. Our Board of Directors is currently composed of nine directors. Under our certificate of incorporation, the number of directors shall be not fewer than three and not more than 15. The authorized number of directors may be changed only by resolution of the Board of Directors, provided that until the Sponsors cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock, the number of directors shall not be increased without, in addition to any other vote otherwise required by law, the affirmative vote or written consent of at least 60% of the outstanding shares of Common Stock. If our stockholders approve Proposal Two, our stockholders will vote to elect ten directors at the Annual Meeting, including Ms. Mulcahy, and our Board would have the flexibility to add one additional director without further stockholder approval.
At each annual meeting of stockholders, the directors will be elected to serve until the earlier of their death, resignation or removal, or until their successors have been elected and qualified. Vacancies and newly-created directorships on the Board may be filled by the remaining directors, and until the Sponsors cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock, vacancies on the Board may also be filled by holders of a majority of the outstanding shares of Common Stock.
Our certificate of incorporation provides that immediately after the first date on which the Sponsors cease collectively to beneficially own at least 40% of the outstanding shares of Common Stock, the Board shall be divided into three classes with staggered three-year terms. In any such event, our Board will determine the class composition in its discretion.
For as long as the Sponsors continue to collectively own beneficially 40% or more of the outstanding shares of Common Stock, directors may be removed with or without cause by holders of a majority of the outstanding shares of Common Stock. Following the classification of our Board into three classes as described above, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
The Board does not have a fixed policy regarding the separation of the offices of chairman of the Board and chief executive officer and believes that it should maintain the flexibility to select the chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chairman of the Board and the chief executive officer are combined, with Mr. Casady serving as chairman and chief executive officer. He has served in this role since December 2005. With 31 years of experience in the financial services industry, including 11 years with us, Mr. Casady has the knowledge, expertise, and experience to understand the opportunities and challenges facing us, as well as the leadership and management skills to promote and execute our values and strategy.
In connection with our initial public offering in November 2010, in accordance with best practices, the Board established the position of lead director. Mr. Schifter currently serves in that role, performing many of the functions that an independent chairman would perform for the Company. His principal responsibilities include serving as a key source of communication between the independent directors and the chief executive officer, and coordinating the agenda for and leading meetings of the independent directors, as needed.
The Company believes that having the same person serve as chief executive officer and chairman focuses leadership, responsibility and accountability in a single person and that having a lead director provides for effective checks and balances and the ability of the independent directors to work effectively in the board setting.
Board Committees
The current standing committees of the Board of Directors are the audit committee (the "Audit Committee"), the nominating and governance committee (the "Nominating and Governance Committee"), the compensation and human resources committee (the "Compensation Committee"), and a special committee (the "NestWise Special Committee") that assists in overseeing the operations of NestWise LLC, a subsidiary of the Company ("NestWise"), each with the composition and responsibilities described below. The members of each committee are appointed by the Board of Directors and serve until their successors are elected and qualified, unless they are removed earlier or resign. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. Each of the committees of our Board, other than the NestWise Special Committee, is chaired by an independent director.
Audit Committee
Our Audit Committee is composed of the following members: John J. Brennan, James S. Riepe, and Jeffrey E. Stiefler. Mr. Brennan serves as the Chairperson of the Audit Committee. If Ms. Mulcahy is elected as a director, we expect her to serve on our Audit Committee as well. Ms. Mulcahy, together with our current Audit Committee members, shall constitute our "Proposed Audit Committee Members."
Each of our Proposed Audit Committee Members is independent under the listing standards of The NASDAQ Global Select Market and under Rule 10A-3 of the Exchange Act. None of our Proposed Audit Committee Members is or has been an employee of ours or any of our subsidiaries. None of our Proposed Audit Committee Members simultaneously serves on the audit committees of more than three public companies, including ours. All of our Proposed Audit Committee Members meet the requirements for financial literacy and are able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. Our Board has affirmatively determined Mr. Brennan qualifies as an audit committee financial expert under the applicable rules and regulations of the SEC.
Our Audit Committee is responsible for, among other things, appointing, overseeing and replacing, if necessary, the independent auditor and assisting the Board in overseeing:

•	the integrity of the Company's financial statements;

•	the integrity of the accounting and financial reporting processes of the Company;

•	the Company's compliance with legal and regulatory requirements;

•	the independent auditor's qualifications and independence; and

•	the performance of the Company's independent auditor and internal audit function.
In addition, the Audit Committee prepares the Audit Committee report required by the SEC to be included in our annual report on Form 10-K or our proxy statement.
Our Audit Committee met eight times during 2012.
The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.
Nominating and Governance Committee
The Nominating and Governance Committee consists of James S. Riepe, Richard P. Schifter, and Allen R. Thorpe. Mr. Schifter serves as Chairperson of the Nominating and Governance Committee. Each member of our Nominating and Governance Committee is independent under the listing standards of The NASDAQ Global Select Market. Members of our Nominating and Governance Committee discussed with the Board the recommendation of individuals for election as directors of the Company at our 2013 Annual Meeting.
The Nominating and Governance Committee is responsible for and oversees:

•	recruiting and retention of qualified persons to serve on our Board of Directors;

•	proposing such individuals to the Board of Directors for nomination for election as directors; and

•	evaluating the performance, size and composition of our Board of Directors.
Our Board of Directors has adopted a written charter under which the Nominating and Governance Committee operates.
Our Nominating and Governance Committee did not formally meet during 2012, as our independent directors considered the recruitment and nomination of directors, including Ms. Mulcahy, as a group.
Compensation and Human Resources Committee
Our Compensation Committee is composed of the following members: John J. Brennan, Richard W. Boyce, James S. Riepe, and Allen R. Thorpe. Mr. Thorpe serves as the Chairperson of the Compensation Committee. Each member of our Compensation Committee is independent under the listing standards of The NASDAQ Global Select Market.
The Compensation Committee is responsible for:

•	reviewing and approving goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

•	reviewing and approving executive officer compensation;

•	reviewing and approving the chief executive officer's compensation based upon the Compensation Committee's evaluation of the chief executive officer's performance;

•
making recommendations to the Board of Directors regarding the adoption of new incentive compensation and equity-based plans, and administering our existing incentive compensation and equity-based plans;

•	making recommendations to the Board of Directors regarding compensation of the Board members and its committee members;

•
reviewing and discussing with management the compensation discussion and analysis to be included in our proxy statement and preparing an annual Compensation Committee report for inclusion in our annual proxy statement;

•	reviewing and approving generally any significant non-executive compensation and benefits plans;

•	reviewing our significant policies, practices and procedures concerning human resource-related matters; and

•	overseeing any other such matters as the Board of Directors shall deem appropriate from time to time.
The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial, or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities. In 2012, the Compensation Committee engaged Meridian Compensation Partners, LLC (the "Compensation Consultant") to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the executive officers. The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any responsibilities of the full committee. The Compensation Committee may also delegate to one or more of our executive officers, subject to certain restrictions, the power to grant options or other equity awards, and amend the terms of such awards, pursuant to our equity plans. References to the Compensation Committee herein also refer to its subcommittee(s), where applicable.
Our Compensation Committee met six times during 2012.
NestWise Special Committee
The NestWise Special Committee was established on December 14, 2012 and consists of Mark Casady, James Putnam, and Jeffrey Stiefler. Under NestWise's operating agreement, members of the NestWise Special Committee serve as members of the board of directors of NestWise, along with Esther Stearns.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Risk Management and Compensation Policies and Practices
We have established various committees of the Board of Directors to manage the risks associated with our business. Our Audit Committee was established for the primary purpose of overseeing (i) the integrity of our consolidated financial statements, (ii) our compliance with legal and regulatory requirements that may impact our consolidated financial statements or financial operations, (iii) the independent auditors' qualifications and independence, and (iv) the performance of our independent auditors and internal audit function. Our Compensation Committee was established for the primary purpose of (i) overseeing our efforts to attract, retain and motivate members of our senior management team in partnership with the chief executive officer, (ii) carrying out the Board's overall responsibility relating to the determination of compensation for all executive officers, (iii) overseeing all other aspects of our compensation and human resource policies, and (iv) overseeing our management resources, succession planning, and management development activities. We also have established a Risk Oversight Committee comprised of a group of senior executives to oversee the management of our business risks.
Our Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation practices have been developed and implemented across our Company. It is our belief that our compensation practices do not encourage inappropriate actions by our executive officers. Specifically, we believe that our compensation practices and process avoid:

•	a compensation mix overly weighted toward annual bonus awards;

•	an excessive focus on short-term equity incentive awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

•	unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.
In addition to various committees, we have written policies and procedures that govern the conduct of business by our advisors and our employees and our relationship with our advisors' clients and the terms and conditions of our relationships with product manufacturers. Our policies governing our relationship with our advisors and their clients address the extension of credit for client accounts, data and physical security, compliance with industry regulation and codes of ethics to govern employee and advisor conduct among other matters.
We believe that our current business process and planning cycle fosters the following behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executive officers:

•
we have defined processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational and compliance policies and practices;

•
annual review of corporate objectives aligns these goals with our annual operating and strategic plans, achieves the proper risk reward balance, and does not encourage unnecessary or excessive risk taking;

•
annual incentive awards are based on a review of a variety of metrics, including both financial performance and strategic achievements, reducing the potential to concentrate on one metric as the basis of an annual incentive award;

•	the mixes between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests;

•	discretionary authority is maintained by the Compensation Committee to adjust annual bonus funding and payments, which reduces business risk associated with our cash bonus program; and

•
long term equity incentive awards vest over a period of time, and as a result of the longer time horizon to receive the value of an equity award, the prospect of short-term or risky behavior is mitigated.

Our Board of Directors has delegated to a committee, consisting solely of the chairman of the Board (the "Equity Committee"), the authority to grant to an eligible participant under our 2010 Omnibus Equity Incentive Plan (the "2010 Plan"), other than an executive officer:

•
An option to purchase up to such number of shares of Common Stock as determined by dividing $300,000 by the estimated value per option on the date of grant based on the Black-Scholes model and related assumptions, provided that any such option shall have an exercise price equal to the closing price of the Common Stock on the grant date; and

•
Effective February 22, 2013, restricted stock units (“RSUs”), each representing the right to receive in the future one share of Common Stock, with any individual grant limited to the number of RSUs determined by dividing $300,000 by the closing price of the Common Stock on the grant date.

The options and RSUs currently granted pursuant to this delegated authority vest, in the discretion of the Equity Committee, either (i) ratably over four years, or (ii) in full on the second anniversary of the grant date. Options granted pursuant to this delegated authority prior to February 22, 2013 vest either (i) ratably over five years or (ii) in full on the third anniversary of the grant date.
In addition, the Compensation Committee has delegated authority to our Chief Human Capital Officer the authority to grant to an employee of the Company, other than an executive officer:

•
An option to purchase up to such number of shares of Common Stock as determined by dividing $300,000 by the estimated value per option on the date of grant based on the Black-Scholes model and related assumptions, provided that any such option shall have an exercise price equal to the closing price of the Common Stock on the grant date; and

•	RSUs, with any individual grant limited to the number of RSUs determined by dividing $300,000 by the closing price of the Common Stock on the grant date.

The options and RSUs currently granted pursuant to this delegated authority vest ratably over four years, and, in addition to the individual limits described above, the total aggregate number of shares of Common Stock underlying stock options and RSUs granted by the Chief Human Capital Officer in any fiscal year may not exceed one million. Options granted pursuant to this delegated authority prior to February 22, 2013 vest ratably over five years.
Communicating with the Board of Directors
Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address: Board of Directors, c/o Secretary, LPL Financial Holdings Inc., 75 State Street, Boston, MA 02109. Communications will be distributed to the chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.
BOARD OF DIRECTOR COMPENSATION
Pursuant to our Board of Directors compensation policy, in 2012 all of our non-employee directors received a $50,000 annual retainer, a $1,500 attendance fee for each Board meeting attended, and a $750 attendance fee for each committee meeting attended. The Audit Committee Chairperson received an additional $15,000 as part of his annual retainer while the Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson each received an additional $10,000 as part of his annual retainer. Each other Audit Committee, Compensation Committee and Nominating and Governance Committee member received an additional $3,000 as part of his annual retainer.
In February 2013, our Board of Directors adopted a revised Board of Directors compensation policy, effective immediately. Under the new policy, we eliminated all attendance fees. Each of our non-employee directors will receive a $65,000 annual retainer. The Audit Committee Chairperson, the Compensation Committee Chairperson, and the Nominating and Governance Committee Chairperson will receive an additional $20,000, $15,000, and $10,000, respectively, as part of his annual retainer. Each other Audit Committee, Compensation Committee, and Nominating and Governance Committee member will receive an additional annual payment of $10,000, $7,500, and $5,000, respectively, as compensation for his or her duties.

We will pay our lead director an additional annual fee of $15,000 in connection with his duties. Mr. Casady does not receive any additional compensation for his service as director.
Mr. Putnam and Mr. Stiefler currently sit on the NestWise Special Committee. In connection with this service, these directors will receive an additional annual payment of $7,500.
In the past, grants of stock options have supplemented the compensation paid to certain directors. In 2010, we began granting awards of restricted stock to our directors in lieu of stock options. We previously made grants of restricted stock to our directors under the LPL Financial Holdings Inc. Director Restricted Stock Plan. Under our 2010 Plan, we now grant annual awards of restricted stock valued at approximately $100,000 (based on the stock price at the close of the market on the grant date) to each non-employee director, with vesting to occur on the second anniversary of the grant date. We believe these grants of equity serve to further align our directors' interests with the interests of our stockholders.
In February 2013, in connection with the revision of our Board of Directors compensation policy, the Board adopted stock ownership guidelines for our directors. These guidelines require that each director, following three years of service, hold a number of shares of Common Stock worth not less than $200,000 in value.
The following table sets forth the compensation each of the non-employee directors received from us for service on the Board for the fiscal year ended December 31, 2012.

Name	Year	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)	Total ($)
Richard W. Boyce	2012	71,750	100,001	171,751
John J. Brennan	2012	104,750	100,001	204,751
Jeffrey Goldstein(3)	2012	72,500	100,001	172,501
James S. Putnam	2012	75,500	100,001	175,501
James S. Riepe	2012	86,750	100,001	186,751
Richard P. Schifter	2012	87,000	100,001	187,001
Jeffrey Stiefler	2012	79,250	100,001	179,251
Allen R. Thorpe(3)	2012	88,500	100,001	188,501
___________________

(1)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2012. The aggregate grant date fair value of these awards, as determined under FASB ASC Topic 718, was determined by multiplying the number of shares underlying the award by the closing price of our Common Stock on the grant date. The grant date weighted fair value per share of each share of restricted stock granted to these directors in 2012 was $29.99. For a description of the assumptions used in calculating the fair value of equity awards, see Note 15 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. For information regarding the number of shares of restricted stock outstanding held by each non-employee director as of December 31, 2012, see the column "Restricted Stock Awards" in the table in footnote 2 below.

(2)	The following table shows the aggregate number of outstanding stock options and restricted stock awards granted to the non-employee directors as of December 31, 2012:

Name	Stock Option Awards	Restricted Stock Awards (3)
Richard W. Boyce	—	6,515
John J. Brennan	—	6,515
Jeffrey Goldstein	—	3,335
James S. Putnam	—	6,515
James S. Riepe	31,500	6,515
Richard P. Schifter	—	6,515
Jeffrey Stiefler	67,500	6,515
Allen R. Thorpe	—	6,515
___________________

(3)
Pursuant to an arrangement between H&F and each of Messrs. Goldstein and Thorpe, the restricted stock awards granted to Messrs. Goldstein and Thorpe are immediately transferred to a fund affiliated with H&F.

In addition to the payments disclosed in the table above, our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2012, except for Mr. Thomas Lux, our chief accounting officer, who filed a late Statement of Change in Beneficial Ownership on Form 4 on May 11, 2012 in connection with one transaction, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis ("CD&A") describes the actions taken by our Compensation Committee with respect to the 2012 compensation for our executive officers. The CD&A includes information regarding, among other things, the overall objectives and operation of our compensation program and each of its elements. Additionally, the CD&A discusses the role of the Compensation Committee in the decision making associated with our compensation program and policies.
As determined in accordance with SEC rules, we refer to the following individuals as our "named executive officers" or "NEOs" for fiscal year 2012:
•Mark S. Casady - Chairman of the Board, Chief Executive Officer
•Robert J. Moore - President (former Chief Financial Officer)
•Dan H. Arnold - Chief Financial Officer
•William E. Dwyer III - President, National Sales
•George B. White - Managing Director, Research and Chief Investment Officer
•Sallie R. Larsen - Managing Director, Chief Human Capital Officer
•Esther M. Stearns - Chief Executive Officer of NestWise (former President and Chief Operating Officer)
On February 27, 2013, the Company was notified by William E. Dwyer III of his decision to leave the Company, effective March 29, 2013. Effective March 1, 2013, Mr. Dwyer ceased serving as President, National Sales.
Compensation Philosophy
Under the oversight of our Compensation Committee, we maintain a compensation program for our executive officers, including our NEOs, that is focused on performance. We feel our compensation program provides the proper incentives for strong performance by linking compensation to the success of the Company and avoiding practices that may create unwarranted risk.
The design and operation of our program reflect the following objectives:

•	to link our executive officers' compensation to the achievement of our short-term and long-term strategic and operational goals and the achievement of increased total shareholder value;
•to align the interests of our executive officers with the interests of our Company and its shareholders; and

•	to attract, motivate and retain highly qualified executive officers who are passionate about the mission of our Company.
We seek to achieve these objectives through the following guiding compensation principles:
•paying compensation that is competitive with that offered for similar positions with our peer companies;

•	linking short-term and long-term incentive compensation largely to objective and, to the extent possible, quantifiable performance measures; and

•	significant use of equity-based compensation.
As discussed in greater detail below, we have entered into employment agreements with certain of our NEOs. As the initial terms of these employment agreements are set to end in 2013 (2015, in the case of Mr. Casady), our Compensation Committee intends to consider whether the use of such agreements remains consistent with our overall compensation philosophy.
Recent Compensation Program Developments
In 2012, with the assistance of the Compensation Consultant, management and the Compensation Committee completed a comprehensive review of our executive compensation program. As a result of this review, management and the Compensation Committee re-affirmed the policy decisions and changes made in 2011, which had brought our compensation practices into greater alignment with our peer companies, provided greater transparency for our employees and investors, and created consistency in how compensation is determined across our organization. A key element of these changes was the alignment of total compensation for our executive officers so that their total compensation package is now targeted to fall between the 50th and 75th percentile of our peer company group. We believe this target range ensures that our executive compensation appropriately rewards performance and is competitive with the market.
In 2012, the Compensation Committee made three significant changes to our long-term equity incentive program, with such changes taking effect in February 2013. These changes were:
•a decision to add RSUs as a component of our long-term equity incentive program in addition to stock options;
•a decision to shorten the general five-year ratable vesting period for stock options to a four-year ratable vesting period for stock options and RSUs; and
•the adoption of a new approach whereby individual equity grants will be based primarily upon the executive's performance during the prior fiscal year with consideration of the executive's future potential.
These changes are intended to align our program more closely with market practices and promote greater executive engagement and retention.
Compensation Components
The core elements of our executive compensation program are: base salary, annual cash bonus, and a long-term equity incentive program. We believe that base salary provides a secure base of compensation that is competitive in the marketplace. We structure the annual cash and long-term incentives to link our NEOs' compensation with both the annual and long-term success of the Company, respectively. The annual cash incentives link compensation with annual Company financial and strategic targets and motivate our NEOs to meet short-term goals. The long-term equity incentives link compensation to the long-term growth and success of the Company. We believe this structure provides an effective balance between short- and long-term incentives.
In setting executive compensation levels, consideration is given to the totality of the compensation in addition to the individual elements. Total executive compensation, including equity-based compensation, is highly dependent on the executive's performance, experience, responsibility, and our financial results. A significant portion of each executive's compensation is variable and directly dependent upon performance against pre-determined corporate goals.
Pay Governance Practices
We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders. For example, we do not provide extensive perquisites to our executives and we have no guaranteed salary increases. We also have stock ownership guidelines for our executive officers. See "Compensation Discussion and Analysis -- Stock Ownership Guidelines."
How Compensation Decisions Were Made
Role of Compensation Committee
Our Compensation Committee is composed entirely of independent directors under the listing rules of The NASDAQ Global Select Market and is responsible for establishing our compensation philosophy and overseeing our executive compensation policies and program. Our Compensation Committee, or a subcommittee thereof, reviews and gives final approval of the total compensation payable to each of our named executive officers, as well as the structure and implementation of the Company's overall compensation program. In establishing total target compensation levels for our NEOs, the Compensation Committee, with input from our Compensation Consultant, determines the ranges of market compensation that it believes will enable us to effectively compete for and retain high-performing, qualified executives. The Compensation Committee's charter sets forth the Compensation Committee's responsibilities.
Role of Compensation Consultant
Our Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged the Compensation Consultant to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the executive officers. In 2012, the Compensation Consultant worked directly with the Compensation Committee and management to develop recommendations for compensation levels for our executive officers. In addition, the Compensation Consultant provided competitive compensation program and policy data as well as information concerning compensation plan design.
The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and has determined that the work provided by the Compensation Consultant did not raise a conflict of interest.
Role of Executive Officers
Our chief executive officer annually reviews the individual performance of each of his direct reports, including the NEOs (but excluding himself), and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person's base salary level, annual cash bonus, and long-term equity award. Our chief human capital officer also attends Compensation Committee meetings and assists the Compensation Committee and the chief executive officer in recommending the final compensation levels for our named executive officers. Both the chief executive officer and the chief human capital officer leave the meetings during discussions of compensation actions affecting them personally.
The Compensation Committee meets in executive session to independently determine the achievement of performance goals and decide the salary and incentive compensation for the chief executive officer, with input from the Compensation Consultant.
Benchmarking
We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. As discussed above, during 2012 the Compensation Committee engaged the Compensation Consultant to prepare an analysis to benchmark and assess our overall compensation package against marketplace standards. The Compensation Committee's purpose in requesting this analysis was to ensure that the Company's executive compensation practices are competitive with its peers. Working with the Compensation Consultant, management reviewed the total compensation that each of our executive officers is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The companies within our peer group consist of:

Alliance Data Systems, Corp.	GFI Group Inc.
Ameriprise Financial, Inc.	Knight Capital Group, Inc.
Broadridge Financial Solutions, Inc.	National Financial Partners Corp.
Charles Schwab & Co., Inc.	Raymond James Financial, Inc.
DST Systems, Inc.	SEI Investments Company
E*Trade Financial Corp.	Stifel Financial Corp.
Fidelity National Information Systems	TD Ameritrade Inc.
Fiserv, Inc.	Waddell & Reed Inc.
As companies comprising our peer group change due to merger, acquisition, market capitalization, or business model, the Compensation Committee will consider appropriate changes to the group. The peer group was revised from our 2011 peer group to eliminate five companies and add one new organization. Our goal is to ensure that we continue to measure our compensation practices against organizations that compete with us for key executives, that are considered important benchmarks in our industry, and that are comparable in size and scope to our business. The median revenue of companies within our peer group was $2.37 billion in 2011, with median market capitalization of $3.3 billion as of September 30, 2012.

Goals, Objectives and Performance Evaluation
Our NEOs are primarily responsible for ensuring that the Company achieves our annual and long-term financial results. At the beginning of each year, our Compensation Committee determines, with the input of the chief executive officer and the management team, the corporate goals and objectives for the upcoming year. In evaluating incentive compensation at the end of the year, our Compensation Committee considers the Company's financial results as well as qualitative factors that will impact our ability to sustain results and create long-term value for stockholders. The performance of the Company against these goals is assessed each year by our chief executive officer and chief financial officer, together with our Compensation Committee.
Specific goals and objectives established for 2012, against which performance for our NEOs was judged at year-end, were the following:

•	Delivering financial results, including an Adjusted EBITDA target of approximately $513.5 million;

•	Attracting new advisors and financial institutions as measured through business development efforts;

•	Managing productivity and efficiency while maintaining alignment with our service standards and employee engagement;

•	Sustaining and improving service levels, as measured by surveys of LPL Financial advisor satisfaction;

•	Sustaining and improving employee engagement, as measured by annual employee engagement surveys, employee turnover, and employee sentiment;

•	Managing our risk profile and promoting sound decision-making to maintain high standards of compliance with respect to regulatory and other applicable risk-related requirements;

•	Maintaining appropriate external representation of the Company including to advisors, investors, and the public;

•
Moving forward with respect to ongoing efforts to create future market and platform expansion through innovation and investment in new platforms, capabilities, and acquisitions that foster the long-term growth of the Company and maintain competitiveness; and

•	Delivering on key technology investments.
In assessing the performance of our NEOs during 2012, the Compensation Committee considered their performance against these and other objectives and noted the following:

•	The Company's full year results in 2012 were behind budgeted levels, generating Adjusted EBITDA of $454.5 million;

•
In 2012, we had strong performance with respect to our recruiting, resulting in a strong increase over 2011 levels for institutions and exceeding our advisor recruiting goals with 505 net new advisors added during 2012. This success was achieved despite high competition in the independent advisor space and a slowing of advisor movement in the institution services area;

•
In 2012, we had strong performance with respect to our service levels. We implemented a process of continuous Net Promoter Score Measurements as well as a firm-wide management follow-up system to address issues highlighted in the process;

•
Employee engagement, as measured by favorable responses to our 2012 employee opinion survey, rose 2 percentage points. While 2012 management actions are taking hold, complex workplace dynamics continue to create challenges in certain areas. This feedback indicates that there is still work to be done to improve the employee experience, and management has committed to continuing this work in 2013;

•
2012 showed continued focus on improving key control areas and in Sarbanes-Oxley compliance. Our regulatory oversight has led to sustained low-levels of client complaints and fines. The firm continues to focus on enhancing our firm-wide risk assessment processes and supervisory platforms as we continue to provide proactive identification of key risk areas and mitigation procedures;

•
In 2012, we saw continued success in many of our longer-term expansion efforts, such as our investment in our RIA platform and our Clients First initiative. Our Model Wealth Portfolio platform showed strong growth in 2012, due to enhancements of the program in 2012. In addition, in 2012, we made progress in integrating three recent acquisitions (National Retirement Partners, Concord Wealth Management, and Fortigent), all of which have allowed us access to new markets. We also launched our new subsidiary, NestWise, to further broaden our market reach; and

•
In 2012, we continued to drive efficiency into our business through our Lean efforts and our Service Value Commitment. Through our expansion of the Service Value Commitment, we will continue to look for areas to improve our processes and efficiencies in 2013.

Overall, the Company's 2012 financial performance did not meet our expectations. However, the Company's performance against other key strategic initiatives was positive and significant. Based on this mixed result, the Compensation Committee determined that the annual cash bonus awards paid to our NEOs (as well as to our other executives and employees) would be set at levels substantially below target. This is consistent with our philosophy of closely aligning executive compensation with our performance against strategic goals.
As we look forward to achieving our goals and objectives for 2013, the Compensation Committee has recommitted our management team to goals that are generally consistent with those adopted in 2012.
Components of Compensation
The components of our executive compensation program are:

•	Base salary;

•	Annual cash bonus awards;

•	Long-term equity incentive awards; and

•	Severance and change in control benefits.
Our Compensation Committee retains flexibility to determine what it believes to be the appropriate level and mix of the various compensation components consistent with our business needs. The mix of compensation elements is intended to reward recent results and drive long-term corporate performance.
Base Salary
The base salary element is designed to provide our NEOs with a stable income stream that is commensurate with their experience and responsibilities and reflects competitive market conditions. The base salaries of the NEOs are set based on the responsibilities of the individual, taking into account the individual's skills, experience, prior compensation levels, and market compensation for our peer group. We review base salary for the NEOs annually. In 2012, the Compensation Committee decided to provide a pay increase for Mr. Dwyer, increasing his base salary from $512,500 in 2011 to $557,500 in 2012. This increase was intended to better align Mr. Dwyer's salary with those of executives with similar levels of responsibility among the Company's peers. Also, during 2012, the Compensation Committee provided Mr. Arnold a pay increase from $400,000 to $440,000, in connection with his promotion to the position of chief financial officer. The 2012 salaries for all of our named executive officers appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis.
Incentive Compensation
Our incentive compensation program consists of annual cash bonus awards and long-term equity incentive awards. The cash bonus program provides NEOs with cash incentive awards based primarily upon Company performance. Individual performance in achieving our corporate goals is also considered in determining an individual's bonus. We have also adopted a long-term equity incentive program designed to provide equity compensation primarily linked to longer-term Company performance.
Cash Bonus Awards. We establish annual discretionary cash bonus opportunities for our NEOs based on proposed goals, prior compensation levels, and market compensation for comparable positions within our peer group. We believe that these cash bonuses provide a significant incentive to our NEOs to work towards achieving our Company objectives as they are tied to certain of our key performance measures. For 2012, cash bonuses were issued to our NEOs pursuant to our LPL Financial Holdings Inc. Corporate Executive Bonus Plan (the "Executive Bonus Plan"). In 2013, subject to achievement of performance goals, we also expect to grant cash bonuses to our NEOs under the Executive Bonus Plan.
Our cash bonus awards tie a significant portion of the overall compensation of each named executive officer to key corporate objectives and stated financial goals of our Company, which are established annually. See "Goals, Objectives and Performance Evaluation." Our Compensation Committee, or a subcommittee thereof, after discussion with management and the Compensation Consultant, determines whether the target bonuses are paid, based on the Company's performance. Our Compensation Committee also has the discretion, subject to the terms of the various bonus awards and applicable employment agreements, to pay bonuses above and below the established targets.

For the year ended December 31, 2012, the target percentage and dollar amount for the annual cash bonus for each of our NEOs, to be awarded based on achievement of the performance goals and objectives discussed above, were as follows:

Name	Target as a Percentage of Base Salary	Target Award
Mark S. Casady, Chairman and Chief Executive Officer	279%	$2,225,000
Robert J. Moore, President	176%	$1,100,000
Dan H. Arnold, Chief Financial Officer	100%	$440,000
William E. Dwyer III, President—National Sales	112%	$625,000
George B. White, Managing Director, Research and Chief Investment Officer	90%	$387,000
Sallie R. Larsen, Managing Director, Chief Human Capital Officer(1)	100%	$234,290
Esther M. Stearns, Chief Executive Officer - NestWise(2)	176%	$1,100,000
___________________

(1)	Ms. Larsen joined our Company on May 1, 2012, and her target award is prorated to reflect her partial year of service to the Company.

(2)
Ms. Stearns' target as a percentage of base salary and target award for 2012 were based on Ms. Stearn's base salary of $625,000 at the beginning of 2012. Ms. Stearns' base salary was subsequently adjusted, effective December 27, 2012, upon the execution of her new employment agreement on December 20, 2012.

Our chief executive officer met with the Compensation Committee in December 2012 to discuss our actual performance compared to 2012 corporate objectives. The Compensation Committee determined that overall performance was below expectations in 2012, as further described above under "Goals, Objectives and Performance Evaluation." Therefore, the Compensation Committee determined not to fully fund the cash bonus pool for 2012, and our NEOs received cash bonuses in the following amounts:

Name	2012 Bonus	Percentage of Target Bonus
Mark S. Casady, Chairman and Chief Executive Officer	$1,000,000	45%
Robert J. Moore, President	$360,000	33%
Dan H. Arnold, Chief Financial Officer	$292,000	66%
William E. Dwyer III, President—National Sales	$443,750	71%
George B. White, Managing Director, Research and Chief Investment Officer	$313,350	81%
Sallie R. Larsen, Managing Director, Chief Human Capital Officer	$128,859	55%
Esther M. Stearns, Chief Executive Officer - NestWise	$360,000	33%
In determining these final bonus payments, the Compensation Committee reviewed overall corporate performance as well as each individual's contribution to and responsibility for the Company's 2012 results.
Long-Term Equity Incentive Program. The purpose of our long-term equity incentive program is to retain key executives and to promote achievement of goals that drive long-term stockholder value. We provide stock-based, long-term compensation for NEOs through our stockholder-approved equity plans. Stock options entitle the holder to purchase during a specified time period, a fixed number of shares of our Common Stock at a set price, and vest over a period determined by the Compensation Committee, or a subcommittee thereof. RSUs are unfunded and unsecured promises to deliver a fixed number of shares of our Common Stock upon vesting over a period determined by the Compensation Committee, or a subcommittee thereof. We believe that our long-term equity incentive program is critical to our efforts to hire and retain the best talent in the financial services industry.
Our 2010 Plan permits the granting of various types of awards to our key employees, directors, consultants, and financial advisors. Types of awards that may be granted are: stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, restricted stock units, performance awards, cash awards and other awards that are convertible into or otherwise based on stock.

The Compensation Committee establishes annual long-term equity incentive targets for all eligible executives after reviewing the recommendations of management and the information provided by the Compensation Consultant. The 2012 targets levels are based on the executive's seniority level and base salary, after consideration of our peer group targets. The Compensation Committee set the range of target levels to be within the 60th to 75th percentile of our peer group of public companies. For our NEOs, in 2012, these targets ranged from 100% of base salary to 350% of base salary as set forth below.

Executive	2012 Annual Base Salary	2012 LTI Target % of Base Salary	2012 LTI Target $	2012 LTI $ Granted(1)
Mark S. Casady	$800,000	350%	$2,800,000	$2,800,000
Robert J. Moore	$625,000	250%	$1,562,500	$1,362,500
Dan H. Arnold(2)	$440,000	100%	$440,000	$575,000
William E. Dwyer III(3)	$557,500	250%	$1,393,750	$1,393,750
George B. White	$430,000	100%	$430,000	$430,000
Sallie R. Larsen	$350,000	100%	$350,000	$350,000
Esther M. Stearns(4)	$625,000	N/A	$—	$—
___________________

(1)
These long term incentive awards were granted on February 22, 2013. Mr. Casady, Mr. Moore, Mr. Arnold, and Mr. Dwyer received 100% of their awards as stock option awards. Mr. White and Ms. Larsen received 70% of their awards as stock option awards and 30% of their awards as RSUs. The dollar amount allocated for stock option awards is based on the grant date fair value of the stock options, as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to determine our compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on February 22, 2013, were: (i) an expected life of 6.25 years for each option; (ii) dividend yield of 1.71%; (iii) expected stock price volatility of 45.05%; and (iv) a risk-free rate of return of 1.36%. RSUs are valued at the grant date market price and the expense is recognized over the vesting period. The RSUs granted on February 22, 2013 will vest over a four year period.

(2)	Mr. Arnold's annual base salary increased from $400,000 to $440,000, effective as of June 15, 2012, in connection with his promotion to the position of chief financial officer.

(3)
Mr. Dwyer's annual base salary increased from $512,500 to $557,500, effective as of March 1, 2012, to better align his salary with those executives with similar levels of responsibility among the Company's peers.

(4)
Ms. Stearns entered into a new employment agreement on December 20, 2012, and her long-term incentive arrangements are separately addressed therein. Please see "Stearns Employment Agreement and Equity Awards" below for additional discussion.

In accordance with SEC rules, the equity awards shown in our Summary Compensation table and Grants of Plan-Based Awards table appearing below were granted in February 2012 in respect of services performed in 2011. The long-term equity incentive program awards described in the table above, which were made in February 2013 in respect of services performed in 2012, are not reflected in our Summary Compensation table or Grants of Plan-Based Awards table appearing below.
For the 2011 long term incentive grants made in February 2012, management proposed, and the Compensation Committee determined, the final long-term incentive amounts granted to each NEO based on an analysis of three factors. The Compensation Committee applied a 40% weighting on the executive's performance over the prior year, a 40% weighting on the executive's growth potential, and a 20% weighting on the executive's length of sustained senior-level contribution to the Company. Beginning with the grants made in February 2013, this approach was modified so that individual performance is now the primary factor considered in determining an individual's annual award, with consideration of the executive's future potential. This may result in an actual long-term incentive grant that is greater or less than an executive's target.
In addition to the annual long-term equity grants disclosed above, Mr. Arnold and Ms. Larsen also received supplemental equity grants in February 2013 with aggregate values of $150,000 and $106,000, respectively. These grants were awarded in the form of RSUs, vesting on the second anniversary of the date of grant.

162(m) Policy
Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is paid to certain executive officers is not deductible unless it qualifies as "performance-based compensation." Our Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company's executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. From time to time, the Compensation Committee may, and reserves the right to, award or approve compensation that is not deductible under Section 162(m) in order to provide competitive levels of total compensation for our executive officers.
Employment Agreements
In connection with our initial public offering, we entered into employment agreements with Mr. Casady, Mr. Moore, and Mr. Dwyer (together, the "IPO Employment Agreements"). The IPO Employment Agreements have a three-year term (five years in the case of Mr. Casady), beginning on November 23, 2010, with automatic renewal for successive terms of one year each following the initial term, unless we provide notice of non-renewal within 90 days prior to the completion of the then-current term. In addition to the other terms of his IPO Employment Agreement set forth below, we have agreed in Mr. Casady's agreement to take steps to ensure that Mr. Casady is elected to and remains a member of the Board of Directors.
On December 26, 2012, we entered into an amended and restated employment agreement with Mr. Arnold setting forth the terms of his continued employment as our chief financial officer (the “Arnold Employment Agreement”). The Arnold Employment Agreement has an initial term ending on November 23, 2013, with automatic renewal for successive terms of one year following the initial term each unless we provide notice of non-renewal within 90 days prior to the completion of the then-current term. The Arnold Employment Agreement, together with the IPO Employment Agreements, are referred to below as the “Employment Agreements.”
Base Salaries
Pursuant to the Employment Agreements, Mr. Casady, Mr. Moore, Mr. Dwyer, and Mr. Arnold will receive an annual base salary for the 2013 fiscal year at a rate of no less than $800,000, $625,000, $557,500, and $440,000, respectively. The Employment Agreements provide that each such executive is entitled to participate in the bonus plan that we may establish from time to time and in our equity incentive plans.
Intellectual Property, Confidentiality, and Non-Compete Clauses
The Employment Agreements with Mr. Casady, Mr. Moore and Mr. Dwyer require each of them to promptly disclose and assign any individual rights that he may have in any intellectual property to us. These executives, as well as Mr. Arnold, are also required to maintain confidentiality of all information that is confidential and proprietary to us, subject to customary exceptions.
Under a non-compete provision in his Employment Agreement, Mr. Moore may not engage in prohibited competitive conduct for a period of:

•	twenty-four months in the event of termination without cause or for good reason during the initial term;

•	eighteen months in the event of non-renewal of the employment agreement;

•	eighteen months in the event of termination without cause or for good reason during renewal periods; and

•	a maximum of twelve months in the event of voluntary termination without good reason, but only if the Company elects to pay severance.
Under his Employment Agreement, Mr. Dwyer may not engage in prohibited competitive conduct for a period of:

•	twenty-four months in the event of termination without cause or for good reason during the initial term;

•	twenty-four months in the event of termination for cause, retirement or disability;

•	eighteen months in the event of non-renewal of the employment agreement;

•	eighteen months in the event of termination without cause or for good reason during renewal periods; and

•	twelve months in the event of voluntary termination without good reason, unless the Company elects to pay severance, in which case the applicable period is twenty-four months.

Under his Employment Agreement, Mr. Casady may not engage in prohibited competitive conduct for a period of:

•	twelve months in the event of termination without cause, for good reason (including non-renewal), for cause, as a result of retirement, or as a result of disability and

•	twelve months in the event of voluntary termination without good reason, unless the company elects to pay severance, in which case the applicable period is twenty-four months.
Under his Employment Agreement, Mr. Arnold may not engage in prohibited competitive conduct for a period of twenty-four months in the event of termination for any reason.
Severance and Change-in-Control Payments
Under the terms of the Employment Agreements, we may be obligated to make severance payments to Mr. Casady, Mr. Moore, Mr. Dwyer, and Mr. Arnold following the termination of the executive officer's employment. These benefits, along with severance benefits payable to Mr. White and Ms. Larsen under our Executive Severance Plan, are described below under "—Potential Payments upon Termination or Change-in-Control."
We, however, have no obligation to grant any of the executive officers any “gross-up” or other “make-whole” compensation for any tax imposed on severance or change-in-control payments made to the executive officer, including “parachute payments.” Under the Employment Agreements with Mr. Casady, Mr. Moore, Mr. Dwyer and Mr. Arnold, severance payable following a change in control would be subject to a modified golden parachute cutback provision pursuant to which excess parachute payments would be reduced to the extent such reduction would result in greater after-tax benefits.
Stearns Employment Agreement and Equity Awards
On December 20, 2012, we entered into an employment agreement with Ms. Stearns (the “Stearns Employment Agreement”) that replaced the amended and restated employment agreement, dated July 23, 2010, among the Company, Ms. Stearns and the other parties thereto (the “Prior Agreement”). The Stearns Employment Agreement sets forth the terms and conditions upon which Ms. Stearns will serve as the Chief Executive Officer of NestWise and includes a mutual release of claims. The terms of the Prior Agreement were substantially similar to the terms of Mr. Moore's Employment Agreement, as set forth above. Certain covenants survived the termination of the Prior Agreement.
Base Salary
Pursuant to the Stearns Employment Agreement, Ms. Stearns will receive an annual base salary of $300,000 and has an annual discretionary bonus award target of $200,000. For the year ended December 31, 2012, we awarded Ms. Stearns a discretionary bonus consistent with the Prior Agreement, rather than the Stearns Employment Agreement.
Other Terms
The Stearns Employment Agreement also provides for the following terms:

•
the removal, effective as of December 28, 2012, of Ms. Stearns as a party to the management stockholders' agreement, dated November 23, 2010, among the Company, Stephanie L. Brown, Mark S. Casady, William E. Dwyer III and Ms. Stearns (the "MSA");

•
a grant, on or about January 1, 2013, of an award under the 2010 Plan, payable in shares of Common Stock, where vesting is based on continued service and a revenue target (the “Revenue Target”) for NestWise for the year ending December 31, 2015 (the “Revenue Award”);

◦
The value of the shares of Common Stock to be issued pursuant to the Revenue Award (the “Value”) will be calculated by multiplying (a) $3,000,000, by (b) the percentage of the Revenue Target achieved, by (c) 1.35. However, no shares of Common Stock will be issued if NestWise fails to achieve at least fifty percent (50%) of the Revenue Target, and the Value is capped at $5,000,000. The number of shares of Common Stock to be issued pursuant to the Revenue Award will be calculated by dividing the Value by the closing price per share of the Common Stock on December 31, 2015.

◦	To the extent earned, the Revenue Award will vest in December 2015, subject to Ms. Stearns remaining continuously employed by the Company or an affiliate.

•
a grant, on or about January 1, 2013, of an award under the 2010 Plan, payable in shares of Common Stock, where vesting is based on continued service and the adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of NestWise for the year ending December 31, 2017 (the “EBITDA Award”);

◦
The EBITDA Award provides Ms. Stearns with a conditional right to receive shares of Common Stock, in two tranches, equal in value to the EBITDA for the year ending December 31, 2017 multiplied by 0.08, but not to exceed $10,000,000. The number of shares of Common Stock to be issued pursuant to the EBITDA Award will be calculated based on the closing price per share of the Common Stock on certain dates in December 2017.

◦	To the extent earned, the EBITDA Award will vest in December 2017, subject to Ms. Stearns remaining continuously employed by the Company or an affiliate.

•
upon a Change in Control (as defined in the Stearns Employment Agreement) or IPO (as defined in the Stearns Employment Agreement) of NestWise occurring prior to the delivery of Common Stock under the EBITDA Award:

◦	the termination of the Revenue Award and the EBITDA Award, without further payment or delivery of Common Stock;

◦
in the case of a Change in Control, payment to Ms. Stearns of (a) three percent of the Sale Proceeds (as defined in the Stearns Employment Agreement), minus (b) the aggregate value of the shares of Common Stock, if any, delivered to Ms. Stearns pursuant to the Revenue Award, payable in the form of consideration received by the selling equity holders of NestWise; and

◦
in the case of an IPO, delivery to Ms. Stearns of such number of IPO Shares (as defined in the Stearns Employment Agreement) as will equal (a) three percent of the IPO Proceeds (as defined in the Stearns Employment Agreement), minus the aggregate value of the shares, if any, delivered to Ms. Stearns pursuant to the Revenue Award, divided by (b) the Offering Price (as defined in the Stearns Employment Agreement);

•	term life insurance benefits equal to $2,000,000 for the period January 1, 2013 to December 31, 2017, and a related tax gross-up, provided that Ms. Stearns remains continuously employed by NestWise.
Ms. Stearns' employment with NestWise is on an “at will” basis, and the Stearns Employment Agreement does not provide severance benefits to Ms. Stearns.
Executive Severance Plan
We have adopted an executive severance plan (the "Executive Severance Plan") to enable us to offer a form of protection to our executive officers in the event their employment with us terminates without cause or for good reason. We believe providing these benefits help us compete for executive talent and may help us retain current key employees. The Executive Severance Plan is available to each executive officer who has not entered into an employment or severance agreement with the Company. Mr. White and Ms. Larsen are eligible for severance benefits under the Executive Severance Plan, and these benefits are described below under "—Potential Payments upon Termination or Change-in-Control."
Nonqualified Deferred Compensation
2008 Nonqualified Deferred Compensation Plan
On November 19, 2008, we established a deferred compensation plan to permit holders of stock options issued under the 2005 ISO Option Plan and 2005 NQ Option Plan that were expiring in 2009 and 2010, respectively, to receive stock units under the 2008 Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Stock units represented the right to receive one share of Common Stock upon certain distribution events.
Pursuant to the terms of the Deferred Compensation Plan, our Board of Directors approved a distribution date of February 22, 2012. On February 22, 2012, distributions to participants were made in the form of whole shares of Common Stock equal to the number of stock units allocated to each participant's account (fractional shares were paid out in cash). Following the distributions, the Company no longer has any obligations to participants under the Deferred Compensation Plan.

UVEST Executive Nonqualified "Excess" Plan
Mr. Arnold, previously an executive of our wholly-owned indirect subsidiary, UVEST Financial Services Group, Inc. (“UVEST”), participates in the UVEST Executive Nonqualified “Excess” Plan (the “UVEST Plan”). The UVEST Plan allows certain highly compensated or management employees to defer up to 100% of their current compensation, which includes for this purpose base salary, service bonus, performance-based compensation and commissions. Distributions of deferred amounts may be made only upon a qualifying distribution event, which, depending on the individual's election, may be a separation from service, disability (as defined the UVEST Plan), death, a change in control event (as defined in the UVEST Plan), an unforeseeable emergency, or a specified date, or may be the earliest of one or more of these events. At the time an election is made to defer compensation under the UVEST Plan, participants may choose, with respect to each potential qualifying distribution event, to receive amounts in either a lump sum or in equal annual installments over a number of years (but not to exceed five years). Deferred amounts are credited with an investment return determined as if the amounts were invested in one or more investment funds made available by the UVEST Plan and selected by a participant. The UVEST Plan is intended to be a nonqualified deferred compensation plan operated in compliance with Section 409A of the Internal Revenue Code. The amounts of compensation Mr. Arnold elected to defer under the UVEST Plan in 2012 are described in the table below titled Non-Qualified Deferred Compensation for the Year Ended December 31, 2012.
401(k) Plan
We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of all eligible employees, including our NEOs. Under the terms of the 401(k) Plan, employees may elect to make pre-tax 401(k) and Roth 401(k) contributions up to the statutorily prescribed limit. After one year of service, on a pay period basis, we match contributions in an amount equal to 30% of up to 10% of an employee's designated deferral of their eligible compensation, and for the 2012 401(k) Plan year we made an additional match equal to 10% of the first 10% of an employee's designated deferral of their eligible compensation. An employee's interests in his or her contributions are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, pre-tax 401(k) contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan. Roth 401(k) contributions to the 401(k) Plan are taxable to the employees in the year of deferral and, in most cases, earnings on those contributions are not taxable to the employees. All employer matching contributions are deductible by us when made. We provide this benefit to all of our eligible employees, and it is provided to our NEOs on the same basis as all other eligible employees.
Rule 10b5-1 Plan Policy
The Company has adopted a policy (the “10b5-1 Policy”) for all executive officers and directors of the Company who adopt Rule 10b5-1 plans for trading in Company securities. The 10b5-1 Policy is designed to prevent inadvertent violations of the federal securities laws when implementing Rule 10b5-1 plans.
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with our stockholders. Under the guidelines, our executive officers are required to achieve and maintain ownership of Common Stock at a threshold equal to 75% of the average annual options granted to the executive in 2008 and thereafter. Unless and until this threshold is achieved, the guidelines limit the executive's ability to transfer shares underlying these option grants, except for transfers that (i) are below a specified annual limit, (ii) are for estate-planning purposes, or (iii) are approved by the Compensation Committee. Our stock ownership guidelines may be found on our website at www.lpl.com. Our executive officers are in compliance with our stock ownership guidelines.
In connection with our initial public offering, Mr. Casady, Ms. Stearns, Mr. Moore, and Mr. Dwyer also entered into the MSA, pursuant to which these individuals each agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following the initial public offering in November 2010. Details of these restrictions may be found below under "Certain Relationships and Related Transactions—Stockholders' and Management Stockholders' Agreements."
The MSA was amended on May 31, 2012 to remove Mr. Moore, and on December 28, 2012 to remove Ms. Stearns.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS
The following independent directors, who constitute the Compensation Committee, have reviewed the Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Allen R. Thorpe, Chairperson Richard W. Boyce John J. Brennan James S. Riepe
March 27, 2013
COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with SEC rules, the equity awards shown in our Summary Compensation Table and Grants of Plan-Based Awards table for the fiscal year 2012 were granted in February 2012 in respect of services performed in 2011. Please refer to the Compensation Discussion and Analysis included in last year's proxy statement for a discussion of these awards.
The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our NEOs. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.
Summary Compensation Table for Year Ended December 31, 2012
The following table sets forth information concerning the total compensation for the years ended December 31, 2012, 2011, and 2010 for the NEOs.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark S. Casady Chairman, CEO	2012	800,000		—		—	2,800,000	1,000,000	—	48,553	(4)	4,648,553
	2011	800,000		—		—	—	2,091,625	—	47,673	(5)	2,939,298
	2010	800,000		—		—	2,677,905	2,225,000	—	39,820	(6)	5,742,725
Robert J. Moore President	2012	625,000		—		—	1,562,500	360,000	—	37,492	(7)	2,584,992
	2011	625,000		—		—	—	1,051,960	—	6,311	(8)	1,683,271
	2010	600,000		—		—	1,696,007	1,298,000	—	28,527	(9)	3,622,534
Dan Arnold CFO	2012	421,858	(10)	—		—	408,002	292,000	33,253	174,777	(11)	1,329,890
	2011	400,000		—		—	—	394,000	—	5,362		799,362
	2010	400,000		—		—	714,108	400,000	—	856,584	(12)	2,370,692
William E. Dwyer III(13) President, National Sales	2012	550,123		—		—	1,562,500	443,750	—	10,272	(14)	2,566,645
	2011	512,500		—		—	—	597,705	—	10,991	(15)	1,121,196
	2010	491,667		—		—	1,142,573	625,000	—	10,799	(16)	2,270,039
George B. White(17) Chief Investment Officer, Managing Director Research	2012	430,000		—		—	404,007	313,350	—	14,615	(18)	1,161,972

Sallie R. Larsen(19) Managing Director Chief HC Officer	2012	234,290		290,000	(20)	—	259,991	128,859	—	197,546	(21)	1,110,686

Esther M. Stearns(22) CEO, NestWise	2012	620,560		—		—	1,562,500	360,000	—	19,105	(23)	2,562,165
	2011	625,000		—		—	—	1,051,960	—	19,363	(24)	1,696,323
	2010	625,000		—		—	1,696,007	1,100,000	—	12,740	(25)	3,433,747
___________________

(1)
These amounts reflect the grant date fair value of the stock options as determined under FASB ASC Topic 718 and using the Black-Scholes model. The underlying valuation assumptions for stock option awards made are further disclosed in Note 15 to our audited consolidated financial statements filed with our Annual Reports on Form 10-K for the years ended December 31, 2012; December 31, 2011; and December 31, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Due to a change in the timing of our annual equity award grants, there were no awards granted to our NEOs during fiscal year 2011.

(3)	Represents the dollar value of annual cash bonus awards earned under the Executive Bonus Plan by each NEO.

(4)	Includes $18,905 relating to personal use of the company chartered aircraft, $28,169 relating to automobile lease payments and related expenses and $1,479 in securities commissions.

(5)	Includes $36,184 relating to personal use of the company chartered aircraft, $10,101 relating to automobile lease payments and related expenses and $1,388 in securities commissions.

(6)	Includes $31,047 relating to personal use of the company chartered aircraft, $7,905 relating to automobile lease payments and related expenses and $868 in securities commissions.

(7)	Includes $4,633 relating to personal use of the company chartered aircraft and $32,859 relating to automobile lease payments.

(8)	Represents personal use of the company chartered aircraft and automobile lease payments and related expenses.

(9)	Includes $18,962 of taxable relocation expenses, $7,977 relating to personal use of the company chartered aircraft, and $1,588 relating to automobile lease payments and related expenses.

(10)	Mr. Arnold began the 2012 year with a base salary of $400,000, but received an increase in salary to $440,000 upon his promotion to chief financial officer.

(11)	Includes $113,431 of taxable relocation expenses, a tax gross-up payment of $34,765 related to relocation expenses, and $26,581 relating to automobile lease payments and related expenses.

(12)	Includes $5,377 relating to automobile lease payments and related expenses and $851,207 of forgivable loans.

(13)	Mr. Dwyer began the year with a base salary of $512,500, but received an increase in salary to $557,500 during the year.

(14)	Includes $10,243 relating to automobile lease payments and related expenses and $29 in securities commissions.

(15)	Includes $545 relating to personal use of the company chartered aircraft, $10,242 related to automobile lease payments and related expenses and $204 in securities commissions.

(16)	Includes $10,242 relating to automobile lease payments and related expenses and $557 in securities commissions.

(17)	Mr. White was not a named executive officer in 2011 or 2010. His compensation is therefore only disclosed for the year ended December 31, 2012.

(18)	Represents automobile lease payments and related expenses.

(19)	Ms. Larsen joined the Company on May 1, 2012, and therefore she did not receive compensation from the Company in 2011 and 2010. Her compensation is disclosed for the year ended December 31, 2012.

(20)	Includes a one-time special bonus of $200,000 related to relocation and a $90,000 signing bonus.

(21)	Includes $117,755 relating to taxable relocation expenses, a tax gross-up payment of $71,561 related to the relocation expenses, and $8,230 relating to automobile lease payments and related expenses.

(22)
Ms. Stearns' began the 2012 year as our president and chief operating officer, with a base salary of $625,000. Her base salary was adjusted to $300,000, effective as of December 27, 2012, in connection with the execution of her new employment agreement and her assumption of her current role as chief executive officer of NestWise.

(23)	Includes $12,320 relating to automobile lease payments and related expenses, $6,606 relating to medical taxable fringe benefits, and $179 in securities commissions.

(24)
Includes $6,352 relating to personal use of the company chartered aircraft, $6,560 relating to automobile lease payments and related expenses, $6,281 relating to medical taxable fringe benefits, and $170 in securities commissions.

(25)	Includes $6,347 relating to automobile lease payments and related expenses, $6,243 relating to medical taxable fringe benefits, and $150 in securities commissions.

2012 Grants of Plan-Based Awards
The following table provides additional information about stock option awards granted to our named executive officers during the year ended December 31, 2012.

Name	Grant Date	Option Awards: Securities Underlying Options (#)(1)	Exercise or Base Price of Option or Stock Awards ($)	Grant Date Fair Value of Stock Option Awards ($)(2)
Mark S. Casady	2/9/2012	186,439	$32.26	$2,800,000
Robert J. Moore	2/9/2012	104,040	$32.26	$1,562,500
Dan H. Arnold	2/9/2012	27,167	$32.26	$408,002
William E. Dwyer III	2/9/2012	104,040	$32.26	$1,562,500
George B. White	2/9/2012	26,901	$32.26	$404,007
Sallie R. Larsen	5/30/2012	21,040	$31.61	$259,991
Esther M. Stearns	2/9/2012	104,040	$32.26	$1,562,500
___________________

(1)
This represents the number of stock options awarded. These awards are scheduled to vest over a five-year period in five equal tranches with the first tranche vesting on the first anniversary of the grant date.

(2)
These amounts are the grant date fair value of the stock options as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards. Please see Footnote 15. Stockholders Equity in the Notes to Consolidated Financial Statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for assumptions used by the Company in calculating the fair value of its employee stock options with the Black-Scholes valuation model.

Outstanding Equity Awards at December 31, 2012
The following table sets forth information with respect to unexercised stock option awards as of December 31, 2012. Except as otherwise noted, awards have a 10-year term and are scheduled to vest over a five-year period in five equal tranches with the first tranche vesting on the first anniversary of the grant date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark S. Casady	72,000	48,000		22.08	9/14/2019
	60,000	90,000		34.61	12/22/2020
	—	186,439		32.26	2/9/2022
Robert J. Moore	84,609	24,000		26.33	9/9/2018
	130,000	—	(1)	19.74	6/12/2019
	39,391	32,000		22.08	9/14/2019
	38,000	57,000		34.61	12/22/2020
	—	104,040		32.26	2/9/2022
Dan H. Arnold	40,000	10,000		27.80	2/5/2018
	12,000	8,000		22.08	9/14/2019
	16,000	24,000		34.61	12/22/2020
	—	27,167		32.26	2/9/2022
William E. Dwyer III	3,974	7,000		27.80	2/5/2018
	10,000	20,000		22.08	9/14/2019
	25,600	38,400		34.61	12/22/2020
	—	104,040		32.26	2/9/2022
George B. White	25,000	—		27.40	12/7/2017
	15,000	10,000		18.04	2/12/2019
	30,000	20,000		22.08	9/14/2019
	6,000	9,000		23.41	3/15/2020
	16,000	24,000		34.61	12/22/2020
	—	26,901		32.26	2/9/2022
Sallie R. Larsen	—	21,040		31.61	5/30/2022
Esther M. Stearns	64,000	16,000		27.80	2/5/2018
	48,000	32,000		22.08	9/14/2019
	38,000	57,000		34.61	12/22/2020
	—	104,040		32.26	2/9/2022
___________________
(1) This award vested completely on the third anniversary of the grant date, June 12, 2012.

2012 Option Exercises and Stock Vested
The following table sets forth the options exercised during the year ended December 31, 2012. The Company has not granted any stock awards to NEOs.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark S. Casady	—	—
Robert J. Moore	20,000	256,788	(1)
Dan H. Arnold	—	—
William E. Dwyer III	811,322	25,492,276	(2)
George B. White	—	—
Sallie R. Larsen	—	—
Esther M. Stearns	—	—
___________________

(1)
These options were granted on September 9, 2008 and September 14, 2009 at grant prices of $26.33 and $22.08, respectively. These options were exercised on April 10, 2012 at exercise prices of $37.37 and $37.30, respectively, resulting in a value realized of $256,788.

(2)
These options were granted on November 30, 2003; May 31, 2004; February 5, 2008; and September 14, 2009 at grant prices of $1.35, $1.49, $27.80, and $22.08, respectively. These options were exercised on February 9, 2012; February 10, 2012; March 1, 2012; March 5, 2012; March 6, 2012; and May 7, 2012 at exercise prices of $32.27, $32.15, $34.16, $33.89, $34.03, and $34.39, respectively, resulting in a value realized of $25,492,276.

Non-Qualified Deferred Compensation for the Year Ended December 31, 2012
The following table sets forth information relating to non-qualified deferred compensation for each named executive officer for the year ended December 31, 2012:

	Non-qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/12($)(3)
Mark S. Casady	—	—	—	—	—
Robert J. Moore	—	—	—	—	—
Dan H. Arnold(1)	83,100	—	33,253	455,727	25,660
William E. Dwyer III(2)	—	—	196,007	3,101,857	—
George B. White	—	—	—	—	—
Sallie R. Larsen	—	—	—	—	—
Esther M. Stearns(2)	—	—	1,293,511	20,470,127	—
___________________

(1)	These amounts relate to Mr. Arnold's participation in the UVEST Executive Nonqualified "Excess" Plan.

(2)
In November 2008, the Company established an unfunded, unsecured deferred compensation plan (the "Deferred Compensation Plan") to permit employees and former employees that held certain non-qualified stock options that were to expire in 2009 and 2010, to receive stock units under the Deferred Compensation Plan. In February 2012, the Company distributed shares, net of shares withheld to satisfy withholding tax requirements, pursuant to the terms of the Deferred Compensation Plan.

(3)	Amounts included herein do not constitute above-market or preferential earnings (loss) and therefore are not reported as compensation in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control for the Year Ended December 31, 2012
The following table presents, for each NEO, the potential post-employment payments upon a termination or change in control and assumes that the triggering event took place on December 31, 2012. Set forth below the table is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would be entitled under either their Employment Agreements or the Executive Severance Plan, as applicable.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)		Disability and Death($)		Change-in- Control ($)(16)
Mark S. Casady	Severance	3,025,000	(1)	—		—
	Bonus	1,000,000	(2)	2,225,000	(2)	—
	Stock Options	437,760	(3)	437,760	(4)	437,760	(5)
	Group Benefit Cont.	50,784	(6)	25,392	(7)	—
Robert J. Moore	Severance	3,450,000	(8)	—		—
	Bonus	360,000	(2)	1,100,000	(2)	—
	Stock Options	1,488,932	(3)	1,488,932	(4)	1,488,932	(5)
	Group Benefit Cont.	43,437	(6)	21,719	(7)	—
Dan H. Arnold	Severance	880,000	(9)	440,000	(10)	—
	Bonus	876,000	(11)	292,000	(12)	—
	Stock Options	87,360	(3)	87,360	(4)	87,360	(5)
	Group Benefit Cont.	—		—		—
William E. Dwyer III	Severance	2,365,000	(8)	—		—
	Bonus	443,750	(2)	625,000	(2)	—
	Stock Options	62,231	(3)	62,231	(4)	62,231	(5)
	Group Benefit Cont.	47,968	(6)	23,984	(7)	—
George B. White	Severance	430,000	(13)	—		—
	Bonus	313,350	(14)	—		—
	Stock Options	381,700	(3)	381,700	(4)	381,700	(5)
	Group Benefit Cont.	25,392	(15)	—		—
Sallie R. Larsen	Severance	350,000	(13)	—		—
	Bonus	128,859	(14)	—		—
	Stock Options	—		—		—
	Group Benefit Cont.	21,719	(15)	—		—
Esther M. Stearns	Severance	—		—		—
	Bonus	—		—		—
	Stock Options	314,880	(3)	314,880	(4)	314,880	(5)
	Group Benefit Cont.	—		—		—
___________________

(1)	Represents payment under Employment Agreement of an amount equal to the sum of Mr. Casady's base salary and target bonus for the year in which the date of termination occurs.

(2)
Represents payment under Employment Agreement of an amount equal to (i) pro-rated actual bonus for the year in which the date of termination occurs (capped at target bonus amount) in the case of termination without cause or for good reason and (ii) pro-rated target bonus for the year in which the date of termination occurs in the case of death or disability.

(3)
Represents exercise by the NEO of all vested stock options upon termination without cause or for good reason. Amounts are based on $28.16 per share, the closing price of one share of our Common Stock on December 31, 2012 and assume an exercise only if $28.16 per share is greater than the the exercise price of the stock option.

(4)
Represents exercise by the NEO of all vested stock options upon termination due to disability. Upon death, the NEO's unvested stock options become fully vested, other than the Revenue Award and the EBITDA Award held by Ms. Stearns. Under this circumstance, the value of such additional vested options upon exercise is as follows: $291,840, $238,480, $52,240, $124,120, $265,550 and $200,320 for Mr. Casady, Mr. Moore, Mr. Arnold, Mr. Dwyer, Mr. White and Ms. Stearns, respectively, with a total value upon exercise of all vested and unvested stock options as follows: $729,600, $1,727,412, $139,600, $186,351, $647,250, and $515,200 for Mr. Casady, Mr. Moore, Mr. Arnold, Mr.

Dwyer, Mr. White and Ms. Stearns, respectively. Amounts are based on $28.16 per share, the closing price of one share of our Common Stock on December 31, 2012 and assume an exercise only if $28.16 per share is greater than the the exercise price of the stock option.

(5)
Represents exercise by the NEO of all vested stock options upon a change-in-control. If the NEO's employment is terminated without cause or for good reason within twelve months following a change-in-control, the NEO's unvested stock options granted under our 2008 Stock Option Plan shall become fully vested. Under this circumstance, the value of such additional vested options is as follows: $291,840, $238,480, $52,240, $124,120, $265,550 and $200,320 for Mr. Casady, Mr. Moore, Mr. Arnold, Mr. Dwyer, Mr. White and Ms. Stearns, respectively with a total value of all vested and unvested stock options as follows: $729,600, $1,727,412, $139,600, $186,351, $647,250, and $515,200 for Mr. Casady, Mr. Moore, Mr. Arnold, Mr. Dwyer, Mr. White and Ms. Stearns, respectively. Amounts are based on $28.16 per share, the closing price of one share of our Common Stock on December 31, 2012 and assume an exercise only if $28.16 per share is greater than the the exercise price of the stock option.

(6)	Represents estimated value of two years of continued participation of the NEO and his qualified beneficiaries under the Company's group life, health, dental and vision plans.

(7)
Represents lump sum payment under Employment Agreement of an amount equal to 100% of the premium of continued health and dental plan participation under COBRA for the NEO and his qualified beneficiaries for a one-year period.

(8)	Represents payment under Employment Agreement of an amount equal to two times the NEO's base salary and target bonus for the year of termination.

(9)	Represents continued payment under the Employment Agreement of base salary for 24 months.

(10)
Represents continued payment under the Employment Agreement of base salary for 12 months, assuming no reduction due to benefits under applicable short- or long-term disability plans, in the case of disability. In the case of death, Mr. Arnold would be entitled to payment under the Employment Agreement of base salary through month-end.

(11)
Represents payment under the Employment Agreement of (i) pro-rated actual bonus for the year in which such termination occurs and (ii) an amount equal to twice the bonus paid or payable for the most recently completed calendar year.

(12)	Represents payment under the Employment Agreement of pro-rated actual bonus for the year in which such termination occurs, in the case of death or disability.

(13)	Represents continued payment under our Executive Severance Plan of the NEO's base salary in effect on the separation date for twelve months.

(14)	Represents payment under our Executive Severance Plan of an amount equal to the bonus paid to the NEO for the most recently completed calendar year.

(15)
Represents lump sum payment under our Executive Severance Plan of an amount equal to 100% of the premium of continued health and dental plan participation under COBRA for the NEO and his or her qualified beneficiaries for a one-year period.

(16)
If the NEO's employment with us is terminated without cause or for good reason in connection with a change-in-control, he or she would also be eligible for the severance, bonus and group benefit continuation under the column titled "Without Cause or For Good Reason."

Termination without Cause or For Good Reason
Under the terms of their Employment Agreements, if Mr. Casady, Mr. Moore, Mr. Dwyer, or Mr. Arnold is terminated without cause or for "good reason," we have agreed to pay certain amounts, subject to certain terms and conditions, as specified below:
To Mr. Casady:

•	Any and all accrued but unpaid compensation, vacation and business expenses (the “Accrued Compensation”);

•	A pro-rated annual bonus based on actual performance for the year of termination (not to exceed the pro-rated target bonus)(the “Pro-Rata Actual Bonus”);

•	an amount equal to the sum of Mr. Casady's base salary and target bonus; and

•
the value of two years of continued participation under our group life, health, dental and vision plans in which the executive was participating immediately prior to the date of termination, subject to certain premium contributions by the executive (the “Continued Benefits Participation”).

To Mr. Moore and Mr. Dwyer:

•	Accrued Compensation;

•	Pro-Rata Actual Bonus;

•
An amount equal to the sum of the executive's base salary and target bonus multiplied by two for terminations during the initial term ending on November 23, 2013, and by 1.5 thereafter (including any non-renewal by us); and

•	Continued Benefits Participation.
To Mr. Arnold:

•
Base salary through the end of the month in which the termination occurs, reimbursement for reasonable business expenses and any employee benefits to which Mr. Arnold may be entitled under the Company's employee benefit plans notwithstanding termination of employment (the "Accrued Rights");

•	A pro rata portion of Mr. Arnold's bonus for the year in which such termination occurs;

•	An amount equal to Mr. Arnold's base salary for 24 months; and

•	An amount equal to twice the bonus paid (or payable) to Mr. Arnold for the most recently completed calendar year.

Certain of the amounts described above are subject to the executive's execution of a release of claims and/or continued compliance with post-termination restrictive covenants (see "-Employment Agreements-Intellectual Property, Confidentiality and Non-Compete Clauses").
Definitions under IPO Employment Agreements for Mr. Casady, Mr. Moore, and Mr. Dwyer:
"Cause" under Mr. Casady's, Mr. Moore's, and Mr. Dwyer's IPO Employment Agreements means:
(1) the intentional failure to perform duties or gross negligence or willful misconduct in the performance of regular duties or other breach of fiduciary duty or material breach of the Employment Agreement that remains uncured after 30 days' notice;
(2) conviction or plea of nolo contendere to a felony; or
(3) fraud, embezzlement or other dishonesty that has a material adverse effect on the Company.
"Good Reason" under the IPO Employment Agreements would prospectively occur on the executive's notice within 90 days following (and if the Company does not cure within 30 days following notice), without the executive's written consent, (1) reduction of base salary except as permitted under the IPO Employment Agreement, (2) adverse change in bonus opportunity except as permitted under the IPO Employment Agreement, (3) failure to pay compensation under the IPO Employment Agreement, (4) material adverse change in duties, status, responsibilities, or reporting relationship, (5) relocation of more than 25 miles or away from Boston, MA or San Diego, CA, as applicable, (6) material breach by Company of material written agreements with the executive, (7) failure to obtain written assumption of the IPO Employment Agreement in connection with a change in control (as defined below), and (8) Company non-renewal of the IPO Employment Agreement.
Mr. Moore and Mr. Dwyer may also terminate for any reason within 30 days following first anniversary of a “change in control” (as defined below) and such termination shall be treated as good reason termination.
“Change in control” under the IPO Employment Agreements means the consummation, of (1) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50 percent of the Company's voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act rules) or any “group” (as defined in the Exchange Act rules) other than, in each case, the Company or an affiliate of the Company immediately following the closing of the Company's initial public offering, or (2) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a “change in control” is not be deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction.
Definitions under Employment Agreement for Mr. Arnold:
“Cause” under Mr. Arnold's Employment Agreement means: (1) failure to substantially perform his duties (other than as a result of a permanent disability (as defined in his Employment Agreement)) for a period of 10 days following notice by the Company to the executive of such failure; (2) fraud, embezzlement, dishonesty or theft in connection with his duties; (3) an act or acts constituting a felony, a violation of any federal or state securities or banking laws or a misdemeanor involving moral turpitude; (4) willful malfeasance, willful misconduct or gross negligence in connection with his duties under the Employment Agreement or an act or omission which is injurious to the financial condition or business reputation of the Company and its affiliates; or (5) breach of the restrictive covenants under the Employment Agreement.
"Good Reason" under Mr. Arnold's Employment Agreement means (if the Company does not cure within 30 days following notice): (1) Mr. Arnold ceasing to hold the title of chief financial officer with respect to at least one of the Company or its affiliates; (2) a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company; or (3) a failure of the Company to pay base salary or bonus, when due; provided that, unless the Company gives Mr. Arnold prior written notice to the contrary, Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the Company's knowledge thereof.
Executive Severance Plan for Mr. White and Ms. Larsen:
Under the terms of the Executive Severance Plan, if either of Mr. White or Ms. Larsen (each, a “Participant”) is terminated without cause or for good reason then we have agreed to pay, subject to certain terms and conditions, the following amounts:

•	Base salary through the Participant's separation date, reimbursements for reasonable business expenses and any other employee benefit entitlements;

•	An amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;

•	Continued payment of base salary for one year after termination; and

•	An amount equal to 100% of the premium (including administrative charges, if any) for COBRA participation for one year following termination (the "COBRA Payment").
Certain of the amounts described above are subject to the Participant's execution of a release of claims and continued compliance with post-termination restrictive covenants.
“Cause” under the Executive Severance Plan means the Participant's: (1) failure to substantially perform usual duties of employment with the Company (other than as a result of an illness or injury) for a period of 10 days following notice by the Company to the employee of such failure; (2) fraud, embezzlement, dishonesty or theft related to employment; (3) an act or acts constituting a felony, a violation of any federal or state securities or banking laws or a misdemeanor involving moral turpitude; (4) willful malfeasance, willful misconduct or gross negligence in connection with employment duties or any act or omission that is injurious to the financial condition or business reputation of the Company and its affiliates; or (5) breach of the restrictive covenants in the Executive Severance Plan.
“Good Reason” under the Executive Severance Plan, means the occurrence, without the Participant's written consent, of: (1) a material reduction in base salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company; or (2) a material adverse change in the Participant's title from managing director (but not changes in functional titles). The Participant must provide notice within 90 days following the event (and the Company has 30 days following such notice to cure). “Good Reason” shall cease to exist for an event on the 90th day following the date on which the Participant knew or reasonably should have known of such event and failed to give notice as described above or the Participant fails to terminate employment within fourteen (14) days following the expiration of the cure period.
Termination Other than For Good Reason
Upon termination by the executive other than for good reason, each of Mr. Casady, Mr. Moore and Mr. Dwyer would be entitled to receive only the Accrued Compensation. However, at the Board's election and subject to the executive's execution of a release of claims, each of Mr. Casady and Mr. Dwyer will be entitled to receive the same benefits as if the executive were terminated without cause (except that in Mr. Dwyer's case, the relevant severance multiplier would be 1), conditioned on compliance with all post-termination restrictive covenants (see "—Employment Agreements—Intellectual Property, Confidentiality and Non-Compete Clauses") for two years. At the Board's election, Mr. Moore will be subject to a non-competition covenant for a period of no less than one month and no more than 12 months, as designated by the Company (the “Restricted Period”), and will receive a covenant payment equal to the sum of Mr. Moore's base salary and target bonus multiplied by a fraction, the numerator of which will equal the number of months in the Restricted Period and the denominator of which will equal 12.
Upon termination for cause or without good reason, Mr. Arnold will be entitled to the Accrued Rights.

Death, Disability and Retirement
For Mr. Casady, Mr. Moore and Mr. Dwyer, upon termination due to death, such NEO's estate will be entitled to (1) Accrued Compensation, (2) the COBRA Payment and (3) a pro-rated target bonus. For Mr. Casady, Mr. Moore, or Mr. Dwyer, upon termination for disability, the named executive officer will receive (1) Accrued Compensation, (2) the COBRA Payment and (3) a pro-rated target bonus. Upon termination of employment resulting from retirement at minimum age of 65, the NEO will be entitled to (1) Accrued Compensation and (2) the COBRA Payment. The foregoing payments would be conditioned on the delivery by the executive or his estate of a release of claims.
For Mr. Arnold, upon termination due to death, his estate will be entitled to (1) the Accrued Rights and (2) a pro rata portion of his bonus for the year in which death occurs, provided the estate provides a release of claims. Upon termination due to disability, Mr. Arnold (or his legal representative) will be entitled to receive both (1) and (2) above, as well as one-year of salary continuance (less any amounts paid to him under any applicable short- or long-term disability plan), provided Mr. Arnold provides a release of claims.
Stock Options
In accordance with the NEOs' option agreements, unless otherwise agreed to by the Company, unvested stock options are canceled upon termination of employment. Unless the NEO is terminated for cause, vested options will be exercisable for (1) two years following termination of employment by reason of retirement, but not later than the option expiration date, (2) 12 months following death or disability, in each case, not later than the option expiration date, and (3) 90 days following termination in other cases, but not later than the option expiration date.
Under our 2008 Stock Option Plan (the "2008 Plan"), in the event of a change-in-control, if the NEO's stock options will not be assumed, substituted or cashed out, all outstanding unvested options will vest and become exercisable prior to the change-in-control. Upon consummation of the change-in-control event, all outstanding but unexercised options will be terminated.
All outstanding unvested options granted under the 2010 Plan to our NEOs will vest upon death, pursuant to their award agreements. All outstanding unvested options granted under the 2010 Plan to Mr. Casady, Mr. Moore, and Mr. Dwyer will vest upon the occurrence of a change-in-control, pursuant to their award agreements. All outstanding unvested options granted under the 2010 Plan as of December 31, 2012 to Ms. Stearns will vest upon a change-in-control, other than the Revenue Award and the EBITDA Award.
All stock options held by our NEOs as of December 31, 2012 were originally granted under our 2008 Plan and our 2010 Plan.
"Change in control" under the 2008 Plan means the consummation of: (1) any consolidation or merger of the Company with or into any other person, or any other similar transaction, whether or not the Company is a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either (a) representing less than 50% of the equity interests or voting power of the Company or the surviving entity or (b) that does not directly or indirectly have the power to elect a majority of the entire board or other similar governing body; (2) any transaction or series of related transactions, whether or not the Company is party thereto, which result in over 50% of the Company's voting power being owned directly or indirectly by any person and its “affiliates” or “associates” or any “group” other than the Company or an affiliate; or (3) a sale or disposition of all of our assets. Notwithstanding the foregoing, a "change-in-control" does not include (a) an event described in (1)-(3) above if the stockholders entitled to vote immediately prior to the event own, directly or indirectly, 50% or more of the voting stock of the resulting, surviving, or acquiring corporation or (b) an initial public offering.
“Change in control” under the named executive officers' 2010 Plan awards means the consummation of an event described in (2) or (3) above.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the beneficial ownership of our Common Stock as of March 1, 2013, by (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the Common Stock of the Company, (ii) each of our directors and NEOs, and (iii) all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of March 1, 2013 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The applicable percentage of beneficial ownership is based on 106,462,364 shares of Common Stock outstanding as of March 1, 2013.
Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o LPL Financial, 75 State Street, Boston, Massachusetts 02109.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
5% Stockholders
TPG Partners, IV, L.P.(1)	26,960,185	25.3%
Hellman & Friedman LLC(2)	18,885,143	17.7%
FPR Partners, LLC(3)	7,730,244	7.3%
Directors and Officers
Mark S. Casady(4)	1,297,969	1.2%
Robert J. Moore(5)	352,808	0.3%
Dan H. Arnold(6)	322,117	0.3%
William E. Dwyer III(7)	991,356	0.9%
George B. White(8)	105,380	0.1%
Sallie R. Larsen	—	—%
Esther M. Stearns(9)	703,734	0.7%
Richard W. Boyce(10)	8,097	—%
John J. Brennan (11)	31,661	—%
Jeffrey A. Goldstein(2)(12)	—	—%
James S. Putnam(13)	590,294	0.6%
James Riepe(14)	115,103	0.1%
Richard P. Schifter(15)	8,097	—%
Jeffrey Stiefler(16)	126,103	0.1%
Allen R. Thorpe(2)(17)	119,004	0.1%
All directors and executive officers as a group 20 persons	4,019,083	3.7%
___________________

(1)
Consists of shares of Common Stock (the "TPG Stock") held by TPG Partners IV, L.P., a Delaware limited partnership ("TPG Partners IV"), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the TPG Stock. The address for each of TPG Partners IV, TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)
Hellman & Friedman Capital Partners V, L.P. (“HFCP V”) holds 16,592,376 shares of Common Stock, Hellman & Friedman Capital Partners V (Parallel), L.P. (“HFCP V Parallel”) holds 2,270,317 shares of Common Stock, Hellman & Friedman Capital Associates V, L.P. (“Associates V”) holds 9,436 shares of Common Stock and Hellman & Friedman LP (“H&F LP”) holds 1,513 shares of Common Stock and 11,501 shares of restricted Common Stock. The proceeds of any disposition of shares of Common Stock held by H&F LP will be applied against management fees pursuant to the applicable partnership agreement of HFCP V and HFCP V Parallel. Hellman & Friedman Investors V, L.P. (“Investors V”) is the sole general partner of each of HFCP V and HFCP V Parallel. Hellman & Friedman LLC (“H&F LLC”) is the sole general partner of each of Investors V and Associates V. As the sole general partner of HFCP V and HFCP V Parallel, Investors V may be deemed to beneficially own shares of Common Stock beneficially owned by HFCP V and HFCP V Parallel. As sole general partner of Investors V and Associates V, H&F LLC may be deemed to beneficially own shares of Common Stock beneficially owned by Investors V and Associates V. Hellman & Friedman GP LLC (“H&F GP” and collectively with HFCP V, HFCP V Parallel, Associates V, Investors V, H&F LLC

and H&F LP, the “H&F Entities”) is the sole general partner of H&F LP. As the sole general partner of H&F LP, H&F GP may be deemed to beneficially own shares of Common Stock beneficially owned by H&F LP. A four member investment committee of H&F LLC has power to vote or to direct the vote of, and to dispose or to direct the disposition of, shares of Common Stock that are beneficially owned by HFCP V, HFCP V Parallel, Associates V, Investors V and H&F LLC. Four designated members of H&F GP have collective power, by majority vote among them, to vote or to direct the vote of, and to dispose or to direct the disposition of shares of Common Stock that are beneficially owned by H&F LP and H&F GP. The investment committee of H&F LLC is composed of Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and David R. Tunnell, each of whom is also a designated member of H&F GP. Messrs. Goldstein and Thorpe are managing directors of H&F LLC and H&F GP, but neither of them is a member of the investment committee of H&F LLC nor a designated member of H&F GP. Each of Messrs. Powers, Hammarskjold, Healy and Tunnell disclaims beneficial ownership of such shares of Common Stock. The address for each of the H&F Entities is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Fl., San Francisco, CA 94111.

(3)
Consists of shares of Common Stock held by FPR Partners, LLC and its affiliates, which we refer to collectively as FPR. This information is based on a Schedule 13G filed on February 14, 2013 with the SEC by FPR. The address of the entities and individuals affiliated with FPR is 199 Fremont Street, Suite 2500, San Francisco, CA 94105-2261.

(4)
Consists of 1,039,671 shares of Common Stock that Mr. Casady holds directly, 49,071 shares that Mr. Casady holds indirectly, and 169,288 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013. This also includes 39,939 shares of Common Stock held through the One Step Forward Foundation, Inc. over which Mr. Casady disclaims beneficial ownership.

(5)	Consists of 40,000 shares of Common Stock that Mr. Moore holds directly and 312,808 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013.

(6)	Consists of 238,684 shares of Common Stock that Mr. Arnold holds directly and 83,433 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013.

(7)
Consists of 561,745 shares of Common Stock that Mr. Dwyer holds directly, 233,116 shares that Mr. Dwyer holds indirectly, and 67,382 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013. This also includes 129,113 shares of Common Stock held through The Dwyer Foundation, over which Mr. Dwyer disclaims beneficial ownership.

(8)	Consists of 105,380 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013.

(9)	Consists of 516,926 shares that Ms. Stearns holds directly and 186,808 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013.

(10)
Mr. Boyce, who is one of our directors, is a TPG partner. Mr. Boyce has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Boyce is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(11)	Consists of 31,661 shares of Common Stock that Mr. Brennan holds directly.

(12)
Mr. Goldstein, who is one of our directors, is a managing director of H&F LLC and H&F GP. The address of Mr. Goldstein is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Fl., San Francisco, CA 94111.

(13)
Consists of 368,097 shares held by Mr. Putnam through James S. Putnam TTEE for Putnam Family Trust Dated 1699 Separate Property Trust and 222,197 shares held indirectly by Mr. Putnam's spouse. Mr. Putnam disclaims beneficial ownership of the shares held by his spouse.

(14)
Consists of 47,632 shares of Common Stock that Mr. Riepe holds directly, 35,971 shares that Mr. Riepe holds through Stone Barn LLC, and 31,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013.

(15)
Mr. Schifter, who is one of our directors, is a TPG partner. Mr. Schifter has no voting or investment power over, and disclaims beneficial ownership of, the TPG Stock. The address of Mr. Schifter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(16)
Consists of 6,584 shares of Common Stock that Mr. Stiefler holds directly, 52,019 shares that Mr. Stiefler holds indirectly through Stiefler Trust U/T/D 5/31/07, Jeffrey Stiefler and Suzanne Stiefler, Trustees and 67,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013.

(17)	Mr. Thorpe, who is one of our directors, is a managing director of H&F LLC and H&F GP. The address of Mr. Thorpe is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Fl., San Francisco, CA 94111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
In accordance with the charter of our Audit Committee and our policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related person transactions.
The policy with respect to related person transactions applies to transactions, arrangements, and relationships (or any series of similar transactions, arrangements or relationships) that are reportable by the Company under paragraph (a) of Item 404 of Regulation S-K in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; and (3) any immediate family member of the foregoing persons.
In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related party transactions requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person's relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
Agreements with Management
We and certain members of senior management have entered into employment agreements. Certain of these terms and conditions are more fully described in "Compensation Discussion and Analysis—Employment Agreements" and "—Stearns Employment Agreement and Equity Awards."
Stockholders' and Management Stockholders' Agreements
We are currently party to a Stockholders' Agreement dated December 28, 2005, as amended, among the Company, certain investment funds affiliated with the Sponsors, our founders, the executives who had entered into employment agreements as of the date of that agreement, and certain other holders of Common Stock. In connection with our initial public offering, we amended this Stockholders' Agreement and terminated a majority of the rights and obligations that would otherwise survive the offering, including the registration rights, the right to require us to purchase shares upon an employee holder's termination, the ability of the Sponsors to "drag along" other holders of Common Stock in certain circumstances, and the obligations of the holders of Common Stock relating thereto.
In connection with our initial public offering, we entered into an agreement with certain of our stockholders including the Sponsors that provides them with certain rights, including a right to designate a certain number of directors to our Board of Directors and registration rights, including the right to require us to effect a shelf registration pursuant to which the Sponsors can sell shares. Pursuant to this agreement, we agree to indemnify the Sponsors and their affiliates from any losses arising directly or indirectly out of the Sponsors' or their affiliates' actual, alleged, or deemed control or ability to influence us or the actual or alleged act or omission of any Sponsors' nominees.
In connection with our initial public offering in November 2010, we also entered into an agreement with Mr. Casady, Ms. Stearns, Mr. Moore, Mr. Dwyer, and Ms. Brown (together, the "Management Stockholders"), pursuant to which these individuals each agreed to certain limitations on the transfer of their Common Stock (including Common Stock issued upon exercise of options) for the four years following the initial public offering. Pursuant to this agreement, each Management Stockholder has agreed not to sell shares of Common Stock exceeding 8% in any year of the aggregate amount of Common

Stock (including Common Stock issuable upon exercise of vested options) and restricted stock units, if any, that were held by such individual immediately prior to the initial public offering, subject to certain exceptions (including exceptions for transfers to family members, transfers pursuant to settlement agreements or domestic relations orders, transfers for estate planning purposes and transfers for charitable gifts). If the Management Stockholder does not sell the total number of permitted shares in a year, any remaining percentage will be carried over into the following year. The agreement terminates upon the earliest of the fourth anniversary of our initial public offering or, with respect to any Management Stockholder, the death or disability of the Management Stockholder, the termination of such Management Stockholder's employment with us or a change in title and duties such that the executive no longer qualifies as an executive officer. The agreement may be amended or waived in an agreement signed by the Company and the Management Stockholder.
The agreement was amended on May 31, 2012 to remove Mr. Moore and on December 28, 2012 to remove Ms. Stearns.
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are intended to better align the interests of our executive officers with our stockholders. These guidelines are discussed in further detail above under "Compensation Discussion and Analysis—Stock Ownership Guidelines."
Other Arrangements
Artisan Partners Limited Partnership ("Artisan") pays fees to LPL Financial in exchange for product distribution and record-keeping services. Funds affiliated with one of the Sponsors, Hellman & Friedman LLC, hold a minority interest in Artisan. During the year ended December 31, 2012, LPL Financial earned $3.4 million in fees from Artisan.
American Beacon Advisor, Inc. ("American Beacon") pays fees to LPL Financial in exchange for product distribution and record-keeping services. Funds affiliated with one of the Sponsors, TPG, hold a majority interest in American Beacon. During the year ended December 31, 2012, LPL Financial earned $0.4 million in fees from American Beacon.
Aplifi, Inc. ("Aplifi"), a privately held technology company in which we hold an equity interest, provides software licensing for annuity order entry and compliance. We paid $0.8 million during the year ended December 31, 2012.
XOJET, Inc. ("XOJET") provides chartered aircraft services to LPL Financial. LPL Financial paid $0.5 million to XOJET during the year ended December 31, 2012. Funds affiliated with one of the Sponsors, TPG, hold a minority interest in XOJET.
SunGard Data Systems Inc. ("SunGard") provided data center recovery services to LPL Financial. LPL Financial paid $0.2 million to SunGard in 2012. Funds affiliated with one of the Sponsors, TPG, hold a minority interest in SunGard.
TPG, one of the Sponsors, provided certain consulting services to LPL Financial. LPL Financial paid $0.3 million to TPG during the year ended December 31, 2012.
Matthew Feeney, an immediate family member of Christopher Feeney, who was one of our executive officers in 2012, is an executive officer of CresaPartners. CresaPartners provides us and our subsidiaries real estate advisory, transaction and project management services. We paid $0.7 million to CresaPartners during the year ended December 31, 2012.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and the Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2001.
Although stockholder ratification of the selection of Deloitte is not required by our bylaws or otherwise, the Audit Committee of the Board recommended, and the Board is, submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered by Deloitte as of, and for, the years ended December 31, 2012, and 2011 were as follows:

Type of Services	2012	2011
Audit Fees(1)	$3,627,275	$3,451,160
Audit Related Fees(2)	423,707	370,256
Tax Fees(3)	225,593	98,035
All Other Fees(4)	82,725	—
Total	$4,359,300	$3,919,451
___________________

(1)
Audit Fees. These fees include services performed in connection with the audit of our annual financial statements included in our annual report on Form 10-K; the review of our interim financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. The 2012 and 2011 column includes amounts billed in 2013 and 2012, respectively, related to 2012 and 2011 audit fees, respectively.

(2)
Audit Related Fees. These fees are for services provided such as accounting consultations and any other audit and attestation services. The fees in 2012 include amounts incurred by the Company and paid to Deloitte for services in connection with (i) our secondary offering in April 2012, (ii) our annual Anti-Money Laundering audit, (iii) acquisition related projects; and (iv) several accounting research initiatives. The fees in 2011 include amounts incurred by the Company and paid to Deloitte for services in connection with performance examinations of model wealth portfolios and our secondary offering in April 2011.

(3)	Tax Fees. These fees include all services performed for non-audit related tax advice, planning and compliance services.

(4)	All Other Fees. These fees include fees for certain miscellaneous projects.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit services provided by our independent registered public accounting firm. The Audit Committee has also adopted policies and procedures for the pre-approval of all non-audit related services provided by our independent registered public accounting firm. These non-audit services include consulting and tax services. The policy requires that prior to the provision of any non-audit related services, an engagement letter must be provided by the independent registered public accounting firm describing the scope of its engagement. Any engagements above $50,000 must be reviewed and authorized by the chairman of the Audit Committee and the chief financial officer after review and approval by the Audit Committee. The Audit Committee may delegate its pre-approval authority to one or more of its members. Engagements for $50,000 or less may be reviewed and authorized by the chief financial officer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the three directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the Nasdaq Global Select Market and Rule 10A-3 with respect to membership on audit committees).
The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal controls over financial reporting. The Audit Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as "Deloitte") for 2012 and 2011, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB"), including AU section 380, "Communication with Audit Committees", as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—"Communication with Audit Committees." Deloitte has also provided to the Audit Committee their communication required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and the Audit Committee discussed with Deloitte the firm's independence. The Audit Committee also considered and determined the provision by Deloitte of non-audit related services, which for 2012 and 2011 consisted primarily of tax services, is compatible with the independence standard. The Audit Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2012 and 2011 be included in the Company's Annual Report on Form 10-K for 2012, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2013.

John J. Brennan, Chairman James S. Riepe Jeffrey E. Stiefler
March 27, 2013

PROPOSAL 4: APPROVAL OF LPL FINANCIAL HOLDINGS INC. 2012 EMPLOYEE STOCK PURCHASE PLAN
The Board requests stockholder approval of the Company's 2012 Employee Stock Purchase Plan (the “ESPP”) so the Company can continue to offer its employees the ability to invest in the Company’s Common Stock at an attractive price.
Overview
Subject to stockholder approval, our Board adopted the ESPP on July 30, 2012. The ESPP became effective on July 30, 2012. If stockholder approval is not obtained prior to July 30, 2013, all options to purchase shares under the ESPP will be canceled. A copy of the ESPP has been filed with the SEC on August 24, 2012, as Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333-183541) and we urge stockholders to read it in its entirety.
The purpose of the ESPP is to provide employees who wish to become shareholders an opportunity to buy shares of our common stock at a discount.
The maximum aggregate number of shares that may be purchased under the ESPP or that are available for dividend reinvestment with respect to shares purchased under the ESPP will be 1,000,000, increased annually (beginning in 2013 and ending in 2021) by the lesser of (a) 200,000 shares and (b) some number of shares approved by the Board of Directors. The number of shares is subject to adjustment for stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, or other capital changes.
Administration
The ESPP will be administered by the Compensation Committee of our Board or its delegates (the “Administrator”), which will have the right to determine questions that may arise regarding the interpretation and application of plan provisions and to make, administer and interpret such rules as it deems necessary or advisable. The Administrator may delegate certain administrative responsibilities to a sub-committee comprised of one or more of its members, members of the Board, or officers or employees of the Company.
General Terms of Participation
The ESPP will operate on the basis of successive offering periods, each of three months' duration, which will generally begin on the first day of the payroll period on or near February 10, May 19, August 11, and November 3 of each year. Prior to each offering period there will be an enrollment period specified by the Administrator, during which eligible employees (determined as of the first day of the enrollment period) may elect to participate in the ESPP by filing a payroll deduction authorization as prescribed by the Administrator. During an offering period, participants will be granted an option to purchase stock after the end of the offering period. For each offering period, the first day of the offering period is the “option grant date” and the first payroll date following the last day of the offering period is the “purchase date.”
The Administrator has the discretion to change the offering periods, purchase dates, purchase price and enrollment periods, and may change the duration of any offering periods or enrollment periods without stockholder approval.
The purchase price will be at a specified discount to the fair market value of our stock, determined based on the lower of the fair market value of our stock on the option grant date or on the purchase date. The specified discount for the first offering period was 15%. The Administrator may change this percentage in its sole discretion as to future offering periods, provided that the discount may never be greater than 15%. This means that, unless the specified discount is changed by the Administrator, the purchase price of shares issued will be 85% of the lower of: (i) our stock's fair market value on the option grant date or (ii) our stock's fair market value on the purchase date. The fair market value of our stock on a given date will be its closing price reported on The NASDAQ Stock Market.
Participants in the ESPP will pay for the stock through payroll deductions. Participants may elect to authorize payroll deductions from a minimum of $15.00 per payroll period (ending during the offering period) to a maximum of $150.00 per payroll period (ending during the offering period), in $1.00 increments. The Administrator has the authority to change the minimum and maximum payroll deductions within a range of $15.00 to $300.00 per payroll period. All payroll deductions will be made after the participant's employer has deducted taxes and other withholdings. The Administrator will apply the balance of the employee's withholding account at the end of the offering period to the purchase of shares. To determine the number of shares receivable upon exercise, the Administrator will divide the aggregate payroll deductions accumulated at the end of the offering period (without interest) by the purchase price per share, as described above. No employee may purchase more than 100 shares on any single purchase date.

Participants may increase or decrease the level of payroll deductions for a subsequent offering period by filing a new payroll deduction authorization as prescribed by the Administrator during the enrollment period for the offering period for which the change is to be effective.
Participants may decrease or suspend payroll deductions for subsequent payroll periods during an ongoing offering period by submitting a request to the Administrator at any time up to 15 days prior to a purchase date. The reduced rate or suspension will become effective for the next payroll period beginning as soon as administratively possible after the change or suspension request is received and will continue for the rest of the offering period, unless the participant withdraws from the ESPP.
A participant may at any time up to 15 days prior to a purchase date withdraw his or her participation with respect to an option by written notice to the Administrator and receive the balance of his or her withholding account, without interest.
Upon termination of employment prior to a purchase date for an offering period, a participant's option will be canceled automatically, and the balance of his or her withholding account will be returned, without interest.
For employees who receive a hardship distribution from their 401(k) plan account, payroll deductions will be suspended automatically and renewed participation in the ESPP will not be permitted until the first offering period that begins at least six months after the date of the hardship withdrawal.
Eligibility
Employees of the Company and any subsidiaries designated by our Board of Directors are eligible to participate in the ESPP as long as they meet certain eligibility requirements described in the ESPP. Certain employees, such as Section 16 officers and employees whose base salary from the Company exceeded $200,000 in the previous year, will not be eligible to participate. No employee may be granted a right to purchase shares under the ESPP if it would result in him or her owning 5% or more of the voting power or value of the Company's Common Stock or purchasing more than $25,000 worth of stock (based on the fair market value of our Common Stock on the option grant date) in any calendar year. Subject to these restrictions, eligible employees may purchase up to 100 shares of Common Stock per offering period. This 100-share limit may be adjusted by the Administrator in its sole discretion. Participation in the ESPP is voluntary. As of January 1, 2013, approximately 2,800 employees are eligible to participate in the ESPP.
Shares Subject to the ESPP
To determine the number of shares needed to fund the ESPP, the Company considered a number of factors, including (i) the number of employees that we estimate will participate in the ESPP over the life of the ESPP, (ii) the number of shares we expect to award annually under our 2010 Plan and the employees eligible for awards under that plan, (iii) the structure of employee stock purchase plans of similar companies, and (iv) the number of shares of Common Stock currently issued and outstanding and the number of shares of Common Stock currently authorized for issuance under our certificate of incorporation. Shares delivered under the ESPP may consist of authorized but unissued shares, Treasury shares or shares acquired in an open-market transaction, all as the Board of Directors may determine. The aggregate number of shares that may be issued under the ESPP as of January 1, 2013 is 1,000,000 shares. The maximum number of shares that may be issued under the ESPP represents less than 1% of our outstanding shares of Common Stock as of January 1, 2013.
Transfer Restrictions on Stock Acquired under the ESPP
For active employees who have acquired shares under the ESPP, there is a required minimum six-month holding period, during which the employee may not sell or transfer the shares. By imposing a six-month holding period for active employees, the Company seeks to encourage long-term investment in the shares. After the expiration of the six-month holding period, shares may be sold directly in the public market. Employees who terminate their employment with the Company or a participating subsidiary would be released from the six-month holding period requirement and shares may be sold directly in the public market as soon as administratively possible.
In addition, shares acquired under the ESPP cannot be transferred from the account where shares are held (other than by a sale directly in the public market). This restriction will remain in effect following the termination of a participant's employment with the Company or a participating subsidiary.
Shares purchased under the ESPP will also be subject to any restrictions that may apply under the Company's insider trading policy and applicable securities laws.

Dividend Reinvestment Feature
Any cash dividends paid to ESPP participants with respect to shares acquired under the ESPP will be automatically reinvested in additional shares that will be credited to the participant's account. Shares purchased through this dividend reinvestment feature will be purchased at the fair market value on the date of the reinvestment (i.e., not at a discount price) and will not be subject to the restrictions on sale or transfer described above.
Federal Income Tax Consequences Relating to the ESPP
The following discussion summarizes certain federal income tax consequences of awards made to a U.S. employee under the ESPP under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the ESPP, nor does it cover state, local or non-U.S. taxes. Participants should consult their tax advisors about the potential tax consequences of participating in the ESPP.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. Assuming that the ESPP is and remains so qualified, no taxable income will be recognized by a participant until the sale or other disposition of the shares purchased under the ESPP.
If the shares are disposed of more than two years after the option grant date and more than one year after the purchase date, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income in amount equal to 15% (or such other percentage equal to the applicable purchase price discount) of the value of the stock on the option grant date, or, if less, the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a long-term capital gain or loss.
If the shares are disposed of within the two years following the applicable option grant date (a “disqualifying disposition”), the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a capital gain or loss and, depending on how long the participant had held the stock, as long-term or short-term.
The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. The Company is required to report the amount of ordinary income resulting from such a disposition on the participant's W-2 wage statement for the year of such disposition.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND OTHER MATTERS
Stockholder Proposals for Inclusion in 2014 Proxy Statement.    To be eligible for inclusion in the proxy statement for our 2014 Annual Meeting, stockholder proposals must be received by the Company's Secretary no later than the close of business on January 8, 2014. Proposals should be sent to the Secretary, LPL Financial Holdings Inc., 75 State Street, Boston, MA 02109, and follow the procedures required by SEC Rule 14a-8.
Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2014 Annual Meeting.    It is our policy that written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to the Company's Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2014 annual meeting must deliver a written notice (containing the information specified in our bylaws regarding the stockholder and the proposed action) to the Company's Secretary between January 8, 2014, and February 7, 2014. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.
Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

OTHER INFORMATION
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website at www.lpl.com or on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Secretary, LPL Financial Holdings Inc., 75 State Street, Massachusetts 02109, telephone (617) 423-3644, extension 0. Information on our website or connected to it is not incorporated by reference into this proxy statement.

LPL Financial

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2013.

Vote by Internet

- Go to **www.envisionreports.com/LPLA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Richard W. Boyce	☐	☐	02 - John J. Brennan	☐	☐	03 - Mark S. Casady	☐	☐
04 - Jeffrey A. Goldstein	☐	☐	05 - James S. Putnam	☐	☐	06 - Anne M. Mulcahy	☐	☐
07 - James S. Riepe	☐	☐	08 - Richard P. Schifter	☐	☐	09 - Jeffrey E. Stiefler	☐	☐
10 - Allen R. Thorpe	☐	☐						

	For	Against	Abstain
2. Approve an increase of the size of the Board of Directors from nine seats to eleven seats.	☐	☐	☐
3. Proposal to ratify independent public accounting firm for 2013.	☐	☐	☐
4. Proposal to approve the LPL Financial Holdings Inc. 2012 Employee Stock Purchase Plan.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01LLDB

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

LPL Financial

Proxy — LPL Financial Holdings Inc.

Notice of 2013 Annual Meeting of Stockholders

75 State Street, Boston, Massachusetts 02109

Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2013

Mark S. Casady and Stephanie L. Brown, and each of them with power to act without the other and with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LPL Financial Holdings Inc. to be held on May 8, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

LPL Financial

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

- Go to **www.envisionreports.com/LPLA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Annual Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the LPL Financial Holdings Inc. Annual Stockholders' Meeting to be Held on Wednesday, May 8, 2013

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual Stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/LPLA

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/LPLA** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 28, 2013 to facilitate timely delivery.

01LLFB

Annual Stockholders Meeting Notice

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3, and 4:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/LPLA**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials LPL Financial Holdings Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 28, 2013.

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